Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

RESTORATION ROBOTICS, INC.,

RADIANT MERGER SUB LTD.

and

VENUS CONCEPT LTD.

Dated as of March 15, 2019

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ii

EXHIBIT A	Definitions
EXHIBIT B	Radiant Voting Agreement
EXHIBIT C	Company Voting Agreement
EXHIBIT D	Radiant Lock-Up Agreement
EXHIBIT E	Company Lock-Up Agreement
EXHIBIT F	Equity Commitment Letter
EXHIBIT G	Articles of Association of Merger Sub

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 15, 2019, by and among RESTORATION ROBOTICS, INC., a Delaware corporation (“Radiant”), RADIANT MERGER SUB LTD., a company organized under the laws of Israel and a direct, wholly-owned subsidiary of Radiant (“Merger Sub”), and VENUS CONCEPT LTD., a company organized under the laws of Israel (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Radiant and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Radiant.

B. For U.S. federal income tax purposes, Radiant, Merger Sub and the Company intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and within the meaning of Section 1.368-2(g) of the Treasury Regulations, and Radiant and the Company shall file the statement required by Section 1.368-3(a) of the Treasury Regulations, and (iii) Radiant, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C. The Board of Directors of Radiant (i) has determined that the Merger is advisable, and in the best interests of Radiant and its shareholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Radiant Common Stock to the security holders of the Company pursuant to the terms of this Agreement and to the investors pursuant to the Equity Commitment Letter, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the shareholders of Radiant vote to approve the issuance of shares of Radiant Common Stock to the security holders of the Company pursuant to the terms of this Agreement and to the investors pursuant to the Equity Commitment Letter, and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable, fair and in the best interests of Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, fair and in the best interests of Merger Sub and its sole shareholder, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, and (iv) has determined to recommend that the sole shareholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of the Company (i) has determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable, fair and in the best interests of the Company and its shareholders, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors and (iv) has determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company.

F. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated certain shareholders of Radiant listed on Schedule I-B hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Radiant Voting Agreements”).

G. In order to induce Radiant and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain shareholders of the Company listed on Schedule I-C hereto, are executing voting agreements in favor of Radiant concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit C (the “Company Voting Agreements” and, together with the Radiant Voting Agreements, the “Voting Agreements”).

H. In order to induce the Company to cause the Merger to be consummated, certain of Radiant’s executive officers, directors and shareholders of Radiant listed on Schedule I-D are executing lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement relating to sales and certain other dispositions of shares of Radiant Common Stock and certain other securities after the Closing in substantially the form attached hereto as Exhibit D (the “Radiant Lock-up Agreements”).

I. In order to induce Radiant and Merger Sub to cause the Merger to be consummated, certain holders of Company Share Capital listed on Schedule I-E are executing lock-up agreements in favor of Radiant concurrently with the execution and delivery of this Agreement relating to sales and certain other dispositions of Radiant Common Stock and certain other securities after the Closing in substantially the form attached hereto as Exhibit E (the “Company Lock-up Agreements” and together with the Radiant Lock-Up Agreements, the “Lock-Up Agreements”).

J. Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Radiant, Merger Sub and the Company to enter into this Agreement, certain investors have executed the Equity Commitment Letter, in the form attached hereto as Exhibit F, with Radiant and the Company, pursuant to which such investors have agreed to purchase shares of Radiant Common Stock immediately following, but contingent upon, the Closing in connection with the Radiant Post-Closing Financing.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time (as defined in Section 1.2), Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”).

1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Gornitzky & Co., 45 Rothschild Boulevard, Tel-Aviv 6578403, Israel, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Radiant and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Radiant shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”). The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Radiant, Merger Sub, the Company or any shareholder of the Company, (a) the Company will become a direct wholly-owned subsidiary of Radiant, (b) the Company will continue to be governed by the laws of the State of Israel, (c) the Company will maintain a registered office in the State of Israel, (d) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (e) all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and (f) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4 Articles of Association; Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the articles of association of the Surviving Company, shall be, subject to and conditioned upon the consummation of the Merger, amended and restated, by means of Company shareholder action, to be in the form attached hereto as Exhibit G, until thereafter amended as provided by the ICL and such articles of association;

(b) the Radiant Charter shall be the certificate of incorporation of Radiant immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Radiant shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Radiant Common Stock as contemplated by Section 5.2, to (i) change the name of Radiant to a name mutually agreed upon by Radiant and the Company in good faith (ii) effect the Reverse Stock Split, and (iii) make such other changes as are mutually agreeable to Radiant and the Company.

1.5 Effect of the Merger on Share Capital; Exchange of Certificates.

(a) Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Radiant, Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(i) Conversion of Company Ordinary Shares and Company Preferred Shares. Subject to the remaining provisions of this Section 1.5, each Company Ordinary Share and each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares described in Section 1.5(a)(ii)) shall be deemed to have been transferred to Radiant solely in consideration for the right to receive from Radiant, in accordance with the terms of this Agreement, 8.6506 validly issued, fully paid and nonassessable shares of Radiant Common Stock (such ratio, as such number may be adjusted in accordance with the provisions of this Section 1.5, the “Exchange Ratio” and such shares of Radiant Common Stock, the “Merger Consideration”), in each case without interest. Each Company Ordinary Share and each Company Preferred Share shall be deemed to have been transferred to Radiant solely in consideration for the right to receive the Merger Consideration as provided in this Section 1.5(a)(i), shall no longer be held by the applicable former Company shareholder and shall be deemed to have been transferred to Radiant, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Ordinary Shares or Company Preferred Shares, shall cease to have any rights with respect to such Company Ordinary Shares and Company Preferred Shares other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 1.6, the Merger Consideration as set forth above.

(ii) Treasury Stock (Dormant Shares) and Radiant-Owned Company Share Capital. No consideration or payment shall be due or delivered with respect to any and all Company Share Capital held by the Company as treasury stock (dormant shares) or held directly by Radiant or Merger Sub immediately prior to the Effective Time.

(iii) Share Capital. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist at the Effective Time and no consideration or payment shall be due or delivered thereof or in respect thereof. Each share of the Company issued and outstanding immediately prior to the Effective Time shall by virtue of the shareholder action set forth in Section 1.4(a), subject to and conditioned upon the consummation of the Merger, be reclassified at the Effective Time into an ordinary share of the Surviving Company par value NIS 0.001 each.

(iv) Fractional Shares. No fraction of a share of Radiant Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded down to the nearest whole share. Company Shareholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of Radiant with respect to any such fraction of a share that would have otherwise been issued to such Company Shareholder.

(b) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and up to and including the Effective Time, any change in the number or type of outstanding shares of Radiant Common Stock or Company Share Capital shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Share Capital the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.5(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c) Treatment of Company Options and Company Warrants. Each Company Option and each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time will be treated in accordance with Section 5.4.

1.6 Payment Procedures.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Radiant shall enter into one or more exchange agreements in customary form and reasonably satisfactory to the Company with one or more of the transfer agent of Radiant, the transfer agent of the Company or another financial institution or trust company designated by Radiant that is recognized in Israel and the United States and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.5(a)(i) and to assist, inter alia, in obtaining any requisite residency certificate and/or other declaration for Tax withholding purposes and/or such other documentation as may be required to be delivered pursuant to the Withholding Tax Ruling or the Options Tax Ruling, as applicable. Prior to or substantially concurrently with the Effective Time, Radiant shall deposit or cause to be deposited with the Exchange Agent, for payment to the holders of Company Share Capital (excluding Company Ordinary Shares issued upon previous exercise or settlement of Company 102 Options and held by the 102 Trustee (“Company 102 Shares”) in respect of which payment shall, subject to the Options Tax Ruling, be transferred directly to the 102 Trustee)

in accordance with this Section 1 through the Exchange Agent, book-entry shares representing the full number of whole shares of Radiant Common Stock issuable pursuant to Section 1.5(a)(i) in exchange for outstanding Company Share Capital (such aggregate number of shares of Radiant Common Stock, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5(a)(i), Radiant shall promptly deposit, or cause to be deposited, additional shares, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.6.

(b) Payment Procedures with Respect to Company Share Capital.

(i) Promptly following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, Radiant shall cause the Exchange Agent to mail to each holder of record of Certificates and Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose shares were deemed transferred to Radiant solely in consideration for the right to receive the Merger Consideration pursuant to Section 1.5(a)(i) (in each case, other than Company 102 Shares which, for the avoidance of doubt, will be eligible to receive the applicable Merger Consideration pursuant to Section 1.6(f) not this Section 1.6(b)), (A) in the case of such holders of Certificates, a letter of transmittal in customary form and reasonably satisfactory to the Company, Radiant and the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7 below), to the Exchange Agent), (B) a declaration in which the beneficial owner of Company Share Capital provides certain information necessary for Radiant and the Exchange Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of Section 1.6(f), Section 1.10 and Sections 5.10(d), (e) and (f)), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Law and (C) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the number of shares of Radiant Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates and/or Book-Entry Shares pursuant to Section 1.5(a)(i).

(ii) In the case of Certificates, upon surrender of a Certificate for cancellation (or delivery of an affidavit of loss in lieu thereof) to the Exchange Agent, together with a letter of transmittal, the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the Withholding Tax Ruling and Section 1.10, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Radiant shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable the number of shares of Radiant Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 1.5(a)(i).

(iii) In the case of Book-Entry Shares, upon receipt of the declaration for Tax withholding purposes and/or a Valid Tax Certificate and/or any other relevant documentation, in each case, duly completed and validly executed in accordance with the instructions thereto, the Withholding Tax Ruling and Section 1.10, and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Radiant shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable the number of shares of Radiant Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 1.5(a)(i).

(iv) Until surrendered, in the case of a Certificate, or in the case of a Book-Entry Share, in each case, as contemplated by this Section 1.6(b), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 1.6(b). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable hereunder. Radiant shall cause the Exchange Agent to accept such Certificates and transferred Book-Entry Shares upon compliance with the foregoing exchange procedures. Notwithstanding anything to the contrary in this Section 1.6(b), any Merger Consideration payable in respect of Company 102 Shares shall be, subject to the Options Tax Ruling, transferred by Radiant to the 102 Trustee in accordance with Section 1.6(f).

(c) If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer) and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Radiant that such Tax either has been paid or is not required to be paid.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Radiant or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Section 1 shall thereafter look only to Radiant as general creditors thereof for payment, without interest, of their claims for Merger Consideration.

(e) No Liability. None of Radiant, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Radiant Common Stock, or dividends or distributions with respect thereto, delivered to a Governmental Authority pursuant to and as required by any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 1.6(b)(i), immediately prior to the date on which any Merger Consideration, or dividends or distributions with respect thereto, in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, or dividends or distributions with respect thereto, in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Radiant free and clear of all claims or interest of any Person previously entitled thereto.

(f) Payment Procedures with Respect to Company 102 Shares. Immediately after the Effective Time, subject to the Options Tax Ruling, Radiant shall transfer the aggregate Merger Consideration with respect to Company 102 Shares to the 102 Trustee, on behalf of the holders of Company 102 Shares, in accordance with Section 102 of the Ordinance and the Options Tax Ruling (the “102 Amount”). The 102 Amount shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Options Tax Ruling and shall be released by the 102 Trustee to the beneficial holders of the Company 102 Shares in accordance with the terms and conditions of Section 102 of the Ordinance, the Options Tax Ruling, and the trust agreement between the Company and the 102 Trustee.

1.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed or is missing, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, destroyed or missing, in a form reasonably satisfactory to Radiant, and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may require, as indemnity against any claim that may be made against Radiant with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or missing Certificate the Merger Consideration and any other required amounts to which the holder thereof is entitled pursuant to this Section 1.

1.8 Transfers; No Further Ownership Rights. From and after the Effective Time, all issued and outstanding Company Share Capital shall automatically be deemed to have been transferred to Radiant, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Share Capital shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or acknowledgment of the conversion or deemed transfer thereof in accordance with the provisions of Section 1.5(a)(i). The Merger Consideration paid in accordance with the terms of this Section 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Share Capital. From and after the Effective Time, there shall be no registration of transfers on the shareholders register of the Company of Company Share Capital immediately prior to the Effective Time of Company Share Capital that was outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Company, Radiant or the Exchange Agent following the Effective Time, they shall be deemed to have been transferred to Radiant as of the Effective Time against delivery of the Merger Consideration and other required amounts, as provided for in Section 1.5(a)(i), for the Company Share Capital formerly represented by such Certificates or Book-Entry Shares.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Radiant or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Radiant with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Radiant shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Company and otherwise) to take such action.

1.10 Withholding Tax.

(a) Each of Radiant, Merger Sub, the Surviving Company, the 102 Trustee and the Exchange Agent (each, a “Withholding Payor”) shall deduct and withhold from the Merger Consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as shall be reasonably determined by Radiant according to any applicable law that each Withholding Payor is required to deduct and withhold under the Withholding Tax Ruling and the Options Tax Ruling or under any applicable Tax Law with respect to (i) the payment or delivery of the Merger Consideration in accordance with Section 1 to each holder of Company Share Capital and (ii) the securities that each holder of Company Options or Company Warrants receives in accordance with Section 5.4. With respect to the withholding of Israeli Tax, in the event any holder of record of Company Share Capital or Company Options or Company Warrants provides the Withholding Payor with a Valid Tax Certificate issued by the ITA regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration payable to such holder of record of Company Share Capital, Company Options or Company Warrants, as applicable, shall be made only in accordance with the provisions of such Valid Tax Certificate. To the extent amounts are so withheld, they shall be subsequently paid over to the appropriate Governmental Authority on or prior to the last day on which such payment is required under any applicable Law. To the extent any Withholding Payor withholds any amounts, such Withholding Payor shall provide the affected Person, as soon as practicable, with (i) confirmation of such withholding, and (ii) evidence regarding payment to of such withheld amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld by a Withholding Payor and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such affected Person in respect of which such deduction and withholding was made.

(b) Notwithstanding the provisions of Section 1.10(a) with respect to Israeli Taxes and subject to the provisions of Withholding Tax Ruling or the Options Tax Ruling, as applicable, the consideration payable to each holder of Company Share Capital, Company Options or Company Warrants (other than the 102 Trustee with respect to Company 102 Options and Company 102 Shares) shall be retained by the Exchange Agent for a period of up to the later of: (i) one hundred eighty (180) days from Closing and (ii) the date upon which shares comprising the Merger Consideration shall be registered pursuant to the Registration Statement (the “Withholding Drop Date”) (during which time no Withholding Payor shall make any payments to any holder of Company Share Capital, Company Options or Company Warrants (other than to the 102 Trustee) or withhold any Israeli Taxes in respect of said consideration, except as instructed by the ITA, including via the Withholding Tax Ruling or the Options Tax Ruling, as applicable). If no later than five (5) Business Days prior to the Withholding Drop Date a Valid Tax Certificate is delivered to the Withholding Payor, then, subject to as may be otherwise instructed by the ITA, including by way of the Withholding Tax Ruling or the Options Tax Ruling, as applicable, with respect to the affected holders, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (and, unless otherwise provided in the Withholding Tax Ruling or the Options Tax Ruling, as applicable, together with such Valid Tax Certificate the holder of Company Share Capital, Company Options or Company Warrants shall deliver an amount in cash equal to the amount of the applicable withholding Tax) and the balance of the payment that is not withheld shall be paid to such holders subject to any non-Israeli withholding which is applicable to the payment (if any). If any such holder (i) does not provide the Withholding Payor with or is not the subject of a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Withholding Payor to release its portion of the consideration prior to the Withholding Drop Date (together with an amount in cash equal to the amount of the applicable withholding Tax) and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such holder’s portion of the consideration shall be calculated according to the applicable withholding rate as reasonably determined by Radiant in accordance with applicable Law increased by interest plus linkage differences, as defined in Section 159A of the Ordinance, for the period between the fifteenth (15th) day of the calendar month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a $ to NIS exchange rate not lower than the effective exchange rate at the Closing Date as reasonably determined by the Withholding Payor in consultation with the Exchange Agent and otherwise deducted, withheld and paid in accordance with Section 1.10(a). If the amount in cash as aforesaid was not provided by such holder, in the event such shares so withheld have been registered pursuant a Registration Statement under the United States securities laws, then the Exchange Agent shall be entitled to sell such shares and remit the proceeds therefrom to the ITA, all in accordance with the Withholding Tax Ruling and the Ordinance. To the extent that amounts are so withheld by a Withholding Payor and in due course paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such affected Person in respect of which such deduction and withholding was made.

1.11 Appraisal Rights. In accordance with Israeli law, no statutory dissenters’ or statutory appraisal rights shall be available with respect to the Merger or the Contemplated Transactions.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Radiant and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Radiant (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections herein.

2.1 Organization. The Company is a private company, duly organized and validly existing under the Laws of the State of Israel and is not a “defaulting company” as defined under the ICL, and each of the Company’s Subsidiaries is a corporation or legal entity validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. The Company and each of its Subsidiaries have all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries are duly licensed or qualified to do business, to the extent applicable, and each is, to the extent applicable, in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and, to the extent applicable, in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.2 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 83,856,877 Company Ordinary Shares, 2,192,736 Company Preferred A Shares, 4,714,034 Company Preferred B Shares, 8,015,320 Company Preferred C Shares, 98,807 Company Preferred C-1 Shares and 1,122,216 Company Preferred D Shares. As of the date of this Agreement, there are 8,282,309 Company Ordinary Shares issued and outstanding, 2,192,736 Company Preferred A Shares issued and outstanding, 4,564,034 Company Preferred B Shares issued and outstanding, 8,003,319 Company Preferred C Shares issued and outstanding, 98,807 Company Preferred C-1 Shares issued and outstanding and 1,122,216 Company Preferred D Shares issued and outstanding. As of the date of this Agreement, there are no Company Ordinary Shares and no Company Preferred Shares which are dormant or held in the treasury of the Company. The Company has no Company Ordinary Shares or Company Preferred Shares reserved for issuance other than as described above and in Section 2.2(b) and Section 2.2(d) below. The outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter in effect upon such issuance and in accordance with all applicable Laws. Other than as set forth in Sections 2.2(a) and 2.2(b) of the Company Disclosure Schedule the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any Company Ordinary Shares or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any Company Ordinary Shares or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Other than as set forth in Section 2.2(a) of the Company Disclosure Schedule or as contemplated by this Agreement, there are no registration rights, repurchase or redemption rights, anti-dilution rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any share capital of the Company. Other than the Company Charter and as set forth in Section 2.2(a) of the Company Disclosure Schedule, the Company is not a party to or bound by or subject to any shareholder agreement or other agreement governing the affairs of the Company or the relationships, rights and obligations of shareholders and is not subject to a shareholder rights plan or similar plan. Except as disclosed in Section 2.2(a) of the Company Disclosure Schedule, there are no agreements, arrangements or understandings among holders of any of the Share Capital of the Company with respect to Radiant Common Stock which would cause such shareholders to be deemed a group for purposes of Section 13(d) of the Exchange Act after the Effective Time. As of the date of this Agreement, there are 6,785,900 Company Ordinary Shares authorized for issuance under the Company Option Plan, of which: (i) 5,744,050 Company Ordinary Shares are issuable upon exercise of all outstanding Company Options, subject to vesting restrictions and subject to adjustment on the terms set forth in the Company Option Plan, (ii) 982,133 Company Ordinary Shares were issued prior to the Effective Date upon exercise of Company Options; and (ii) 59,717 Company Ordinary Shares remain available for issuance under the Company Option Plan. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all issued and outstanding Company Ordinary Shares and Company Preferred Shares, on a holder-by-holder basis and with respect to affiliated partnerships, on a group by group basis.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Company Option, (ii) the date each Company Option was granted, (iii) the number and type of securities subject to each such vested or unvested Company Option, (iv) the expiration date of each such Company Option, (v) the number of vested Company

Options, (vi) the price at which each such Company Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Ordinary Shares issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Options, (viii) the vesting schedule of each Company Option granted to Key Employees and (ix) whether such Company Option is non-qualified, or qualifies as a Company 102 Option or is subject to Tax pursuant to Section 3(i) of the Ordinance. To the Knowledge of the Company, each Company Option intended to qualify for a preferential tax rate under Section 102 of the Ordinance so qualifies. All Company 102 Options have been deposited with the 102 Trustee in accordance with the requirements of Section 102 of the Ordinance and applicable Law. To the Knowledge of the Company, each grant of a Company Option was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or by unanimous written consent, and to the Knowledge of the Company the award agreement governing such grant (if any) was executed and delivered by each party thereto. The Company does not have any outstanding restricted stock or restricted stock units.

(c) As of the date of this Agreement, there are no shares of the Company Share Capital outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.

(d) As of the date of this Agreement, there are issuable upon exercise of all outstanding Company Warrants, 150,000 shares of Company Ordinary Shares and 162,000 shares of Company Preferred Shares, out of which 150,000 are Company Preferred B Shares and 12,000 are Company Preferred C Shares. Section 2.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number and type of securities subject to each such Company Warrant, (iv) the price at which each such Company Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of Company Ordinary Shares or Company Preferred Shares issuable upon the exercise of such Company Warrant and (vi) whether any consent of the holders of Company Warrants shall be required to effect the transactions under Section 5.4(b) below, at the Effective Time.

(e) Section 2.2(e) of the Company Disclosure Schedule lists each Subsidiary of the Company as of the date of this Agreement and indicates for each such Subsidiary as of such date (i) the percentage of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. Other than as set forth in Section 2.2(e)(ii) of the Company Disclosure Schedule, all of the shares of capital stock of each of the Company’s Subsidiaries (i) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by the Company free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of its Subsidiaries at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.

2.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder. The Board of Directors of the Company (a) has determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (b) has approved this Agreement, the Merger and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of the

Company and its shareholders, (c) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, (d) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company; and (e) has duly authorized the execution and delivery of each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Except as otherwise explicitly provided in this Agreement, no other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Contemplated Transactions, other than the Company Shareholder Approval. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Radiant, this Agreement and the Ancillary Agreements to which it is a party constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.4 Non-Contravention; Consents.

(a) Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a material default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Company Material Contract, permit, license or authorization to which the Company is a party or by which its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s or its Subsidiaries’ organizational documents; or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in Section 2.4(b), violate or result in a violation of, or constitute a default by the Company (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Company or any of its Subsidiaries, provided however, that in the cases of clause (i) and (iii) of this Section 2.4(a), except for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not material.

(b) Except as set forth in Section 2.4 of the Disclosure Schedule, no material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for: (i) obtaining the Company Shareholder Approval; (ii) the filings and notifications required by the ICL; (iii) receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in a Company Material Adverse Effect.

2.5 Financial Statements. Section 2.5 of the Company Disclosure Schedule includes true and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2017 and the related consolidated audited statements of operations, cash flows and shareholders equity for the twelve months ended December 31, 2017, together with the notes thereto and the reports and opinions of Deloitte & Touche relating thereto, and the unaudited balance sheet of the Company as of December 31, 2018 and the related unaudited statements of operations, cash flow and shareholders’ equity for the twelve-months’ period then ended

(collectively, the “Company Financial Statements”). Except as set forth in Section 2.5 of the Company Disclosure Schedule, the Company Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (b) fairly present, in all material respects, the financial condition and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The unaudited balance sheet of the Company as of December 31, 2018 is hereinafter referred to as the “Company Balance Sheet.”

2.6 Absence of Changes. Except as set forth in Section 2.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. After the date of the Company Balance Sheet and on or before the date of this Agreement:

(a) Other than as set forth in Section 2.6(a) of the Company Disclosure Schedule, there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding share capital of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding share capital of the Company;

(c) none of the Company or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company or its Subsidiaries;

(e) none of the Company or its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures, in each case in excess of $500,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Company Products in the Ordinary Course of Business;

(g) there has been no notice delivered to the Company or any of its Subsidiaries of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or its Subsidiaries, or of infringement by any of the Company or its Subsidiaries of any Intellectual Property rights of any Person (“Third Party Intellectual Property”);

(h) there has not been any: (i) grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of the Company or its Subsidiaries or any Contract entered or amended providing for the grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of the Company or its Subsidiaries, in each case, other than as required by law other than any arrangement that does not entail such severance, change-in-control, retention, or termination pay exceeding $100,000 for any employee; (ii) entry into any employment, deferred compensation, severance, equity, pension, post-retirement or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee or other service provider of the Company or its Subsidiaries; (iii) increase in the compensation, bonus or other benefits (including accelerated equity vesting) payable or to become payable to any employee or other service provider of the Company or its Subsidiaries, except, with respect to (ii) and (iii) of this subsection (h), in the Ordinary Course of Business consistent with past practice, or as required by any preexisting plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination or resignation of any of the officers or Key Employees of the Company or any of its Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing or any action or omission that would result in any of the foregoing.

2.7 Title to Assets. Except as set forth in Section 2.7 of the Company Disclosure Schedule and except with respect to Company Intellectual Property which is covered in Section 2.9, each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said non-leased properties and assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; and (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, taken as a whole and (c) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

2.8 Properties. Section 2.8 of the Company Disclosure Schedule sets forth a list of the Company Leased Real Property. True and complete copies of all leases relating to Company Leased Real Property have been made available to Radiant. With respect to each lease listed on Section 2.8 of the Company Disclosure Schedule: (a) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Company Leased Real Property granted to the Company pursuant to each pertinent lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (b) each of said leases has been duly authorized and executed by the Company and is in full force and effect; (c) the Company is not in default under any of said leases, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and (d) the Company has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such lease. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) issued Patents or pending patent applications owned or controlled (i.e., exclusively licensed) by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Patents”), all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, including material unregistered trademarks, tradenames, and service marks (“Company Marks”) and registered and material unregistered Copyrights owned or controlled by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other Contracts under which the Company or any of its Subsidiaries is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other Contracts under which the Company or any of its Subsidiaries has granted rights to others in the Company Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Company Products in the Ordinary Course of Business (“Company Licenses-Out”). Schedule 2.9(a) sets forth (i) the jurisdictions in which each such item of Company Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, (ii) the registration or application date and serial or patent number, as applicable, and (iii) any pending oppositions to any of the Company Marks (registered or applied for).

(b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, with respect to the Company Intellectual Property (i) purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries owns the entire right, title, and interest in and to such Company Intellectual Property and (ii) purported to be licensed to the Company or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property is the subject of an enforceable written license or other written Contract.

(c) Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, the Company Intellectual Property is free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In, the express terms of a Company License-Out or Permitted Encumbrances granted by the Company or any of its Subsidiaries.

(d) The Company Intellectual Property includes all of the material Intellectual Property used in the Ordinary Course of Business by the Company and its Subsidiaries as currently conducted, and there are no other items of Intellectual Property that are material to the Ordinary Course of Business of the Company and development, manufacturing, marketing, commercialization and sale of the Company Products, as currently conducted.

(e) To the Knowledge of the Company, the Company Patents are (i) being diligently prosecuted or otherwise registered in the respective United States Patent & Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued, and (ii) have been filed and maintained in accordance with applicable Laws.

(f) None of the Company Licenses-Out grant any third party exclusive rights to or under any Company Intellectual Property or grant any third party the right to sublicense any Company Intellectual Property without the Company’s written consent or notice to the Company.

(g) To the Knowledge of the Company, each of the Company Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Company Patent is issued or pending.

(h) No Company Patent is currently involved in any post grant review, inter partes review, interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent.

(i) Except as set forth in Section 2.9(i) of the Company Disclosure Schedule, (i) there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Third Party Intellectual Property; (ii) there are no material Legal Proceedings pending or threatened by the Company or any of its Subsidiaries against any Person alleging infringement, misappropriation or other violation of any Company Intellectual Property; (iii) to the Knowledge of the Company, the operation or conduct of the Company Business and development, manufacturing, marketing, commercialization and sale of the Company Products (including the use of the Company Intellectual Property), as currently conducted and conducted in the past has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no material Legal Proceeding asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person and (iv) to the Knowledge of the Company, no Person is currently infringing or otherwise violating any Company Intellectual Property. To the Knowledge of the Company, there is no substantial basis for any claim that the operation of the Company Business and the development, manufacturing, marketing, commercialization and sale of the Company Products, as currently conducted, infringes, misappropriates, or otherwise violates, or will infringe, misappropriate or otherwise violate any Third Party Intellectual Property under the Laws of any jurisdiction.

(j) Other than as set forth in Section 2.9(j) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any obligation to compensate any person for the use of any Company Intellectual Property including pursuant to Section 134 to the Israeli Patents Law – 1967; none of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Third Party Intellectual Property by the use of Company Intellectual Property, except in connection with commercial off the shelf software or materials transfer agreements; there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of the Company or any of its Subsidiaries to use any Company Intellectual Property, (ii) restrict the Company Business or development, manufacturing, marketing, commercialization and sale of the Company Products, in order to accommodate any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(k) Except as set forth in Section 2.9(k) of the Company Disclosure Schedule, all former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property and all former and current employees of the Company or any of its Subsidiaries have executed written instruments with the Company or one or more of its Subsidiaries that assign to the Company or its Subsidiary, all rights, title and interest in and to any and all of all such Intellectual Property arising from such employment or contractual arrangement, including, without limitation, inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or the Company Products and any Intellectual Property relating thereto (the “Company Created IP”). No such third party has retained any ownership rights with respect to such Company Created IP. Except as listed in Section 2.9(k) of the Company Disclosure Schedule, where a Company Patent is held by the Company or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued. Each Person who has or has had any ownership rights in or to any Company Created IP, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Company Created IP to Company or its Subsidiary. For clarity, Company Created IP is Company Intellectual Property.

(l) The Company and its Subsidiaries have taken commercially reasonable security measures, consistent with customary practices in the industry in which it operates, to protect and preserve the secrecy, confidentiality and value of all Trade Secrets, if any, and confidential and proprietary information, owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business and the development, manufacturing, marketing, commercialization and sale of the Company Products (the “Company Trade Secrets”), including, without limitation, causing each former and current employee and consultant of the Company and its Subsidiaries and any other person with access to Company Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to Radiant and pursuant to which such employees, contractors and consultants have agreed to hold all trade secrets and confidential and proprietary information of the Company and the Subsidiaries in confidence both during and after their employment or engagement. To the Knowledge of the Company and its Subsidiaries (i) no Person is in breach of their respective confidentiality agreement, and (ii) there has not been any disclosure of or access to any material Company Trade Secret to any Person in a manner that has resulted or is reasonably likely to result in the loss of Trade Secret in and to such information. All current and former employees and consultants of the Company and the Subsidiaries having access to confidential or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such confidential or proprietary information, to the extent required by such customers and business partners.

(m) To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No director, officer, employee, consultant, or other representative of the Company or any of its Subsidiaries owns or, to the Knowledge of the Company, claims any rights in any Company Intellectual Property.

(n) No (i) government funding, (ii) facilities of a university, college, other educational institution or research or medical center, or (iii) funding from any Person (other than funds received in consideration for Company Share Capital) was used in the development of the Company Intellectual Property. To the Knowledge of the Company, no current or former employee of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research or medical center during a period of time during which such employee was also performing services for the Company or any Subsidiary.

2.10 Material Contracts. Section 2.10 of the Company Disclosure Schedule identifies the following Company Material Contracts in effect as of the date of this Agreement:

(a) the Company Leased Real Property and the Company Ancillary Lease Documents;

(b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $2,000,000 or more;

(c) any Contract for the sale of materials, supplies, goods, services, equipment or other assets excluding Company Products for annual payments to Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries received, in the aggregate, $2,000,000 or more;

(d) any Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract other than agreements entered into with third parties for the incorporation of Subsidiaries, copies of which have been provided to Radiant;

(e) any Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $5,000,000 in the aggregate;

(f) any Contract for the employment of any employee or engagement of any independent contractor (i) that provides for base salary or fee in excess of $200,000 on an annual basis, or (ii) that provides for severance, retention bonus, change-in-control or similar type Contracts, other than Contracts that provide for severance, retention bonus, change-in-control or similar type Contracts at or below the amount of $100,000 per employee;

(g) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party, except for such agreements which generally apply to all employees in Israel or specific segments of the Israeli labor market through extension orders issued by the applicable Israeli Governmental Authority (the “Extension Orders”);

(h) any Contract which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Company, Radiant or any Affiliate of Radiant, is or would be conducted, or (ii) the scope of the business and operations of the Company and its Subsidiaries, taken as a whole, in each case that would be material to the Company and its Subsidiaries taken as a whole;

(i) any Contract of the Company or any of its Subsidiaries with any executive officer, or Key Employee containing noncompetition, non-solicitation, nondisclosure, assignment of inventions or confidentiality provisions;

(j) any Contract in respect of any Company Intellectual Property (including the distribution, licensing, marketing, advertising or sales thereof) that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid or received, in the aggregate, $2,000,000 or more;

(k) any Contract with any healthcare professional or any employee of any healthcare professional, including, but not limited to, any Contract for advisory boards, pharmacy practice management, consulting services, electronic medical records or practice management that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $250,000 or more;

(l) any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(m) any Contract with any Governmental Authority;

(n) any power of attorney, other than powers of attorney provided by the Company or its Subsidiaries in the Ordinary Course of Business;

(o) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(p) any Contract with (i) an executive officer or director of the Company or any of its Material Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries);

(q) any Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of its Subsidiaries (whether by merger, stock sale, asset sale or otherwise) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice;

(r) any Contract containing any provisions requiring any of the Company or its Subsidiaries to indemnify any other party, other than commercial Contracts entered into in the Ordinary Course of Business consistent with past practices;

(s) except to the extent a Contract is described in the clauses above, any Contract not entered into in the Ordinary Course of Business in excess of $2,000,000; or

(t) any other agreement (or group of related agreements) the performance of which requires aggregate payments from the Company or any of its Subsidiaries in excess of $2,000,000 or that is material to the Company or its Subsidiaries.

The Company has delivered or made available to Radiant accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Knowledge of the Company, has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (t) above or any Company Contract listed in Section 2.13(a) or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.11 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary of the Company has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business, each of which is under $250,000 individually or in the aggregate; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); and (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Laws; Regulatory Compliance.

(a) Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and, to the Knowledge of the Company, every director, officer, employee, agent, and Representative thereof, is and has been for the past three (3) years in material compliance with all applicable Laws (including, but not limited to, Health Care Laws and all trade laws, including import control and export laws, trade embargos and anti-boycott laws) and Orders. To the Knowledge of the Company and its Subsidiaries, (i) no investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is active and pending, and (ii) no Governmental Authority has indicated in writing or, to the Knowledge of the Company, orally, an intention to conduct an investigation.

(b) Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries and, to the Knowledge of the Company, their respective employees and agents, hold all Company Permits, including, but not limited to, all authorizations required under the FDCA, and the regulations of the FDA promulgated thereunder as well as the Public Health Service Act of 1944, as amended (“PHSA”). Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since January 1, 2016, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance in all material respects with the requirements associated with all Company Permits. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, none of the Company or its Subsidiaries, any director, officer, employee nor, to the Knowledge of the Company, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency. None of the Company or its Subsidiaries, any director, officer, employee nor, to the Knowledge of the Company, agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable Health Care Laws. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that relates to an alleged violation of any Health Care Law and none of the Company or any of its Subsidiaries is in receipt of written notice of any civil, criminal, administrative or other proceeding, notice or demand pending that relates to an alleged violation of any Health Care Law. None of the Company or any of its Subsidiaries, any director, officer, employee nor, to the Knowledge of the Company, agent or Representative thereof, has engaged in any activity that would result in a material violation of any Health Care Law. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. There are no Orders or similar actions to which the Company or any of its Subsidiaries, any director, officer, employee, or, to the Knowledge of the Company, agent or Representative thereof, are bound or which relate to Company Products, or alleged violation of any Health Care Law. The Company and its Subsidiaries are currently not, nor have ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.

(d) None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. To the Knowledge of the Company, the Company has not arranged or contracted with (by employment or otherwise) any individual or entity that has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to the Company is pending, or to the Knowledge of the Company, is threatened against neither the Company, nor any of the Company’s respective officers, directors, equity holders, employees or agents acting on its behalf or for its benefit.

(e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and Orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Company Products. To the Knowledge of the Company, all required pre-clinical toxicology studies conducted by or on behalf of the Company or its Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the FDA’s current Good Manufacturing Practice, as codified in the Quality System Regulation, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Radiant. To the Knowledge of the Company, each clinical trial conducted by or on behalf of the Company or any of its Subsidiaries with respect to Company Products has been and is being conducted in all material respects in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent, Institutional Review Board requirements and all other applicable requirements contained in 21 CFR Parts 312, 812, 50, 54, 56 and 11 and where applicable the Israeli Public Health Regulations (Clinical Trials in Human Subjects), 1980 and the Israeli Procedure for Clinical Trials in Humans, 2016. To the Knowledge of the Company, each of the Company and its Subsidiaries has filed all required notices (and made available to Radiant copies thereof) of design defects, product problems, adverse events, injuries and deaths relating to clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to such Company Products.

(f) Except as set forth in Section 2.12(f) of the Company Disclosure Schedule, all applications, submissions, information and data utilized by the Company or any of its Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of its Subsidiaries in connection with any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, when submitted to the FDA or any other Company Regulatory Agency, were, to the Knowledge of the Company, true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency.

(g) Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance in all material respects with the written procedures, record-keeping and FDA reporting requirements for Reports of Corrections and Removals set forth in 21 C.F.R. Part 806; (ii) neither the Company nor any of its Subsidiaries has voluntarily or involuntarily issued or caused to be issued, or is aware of any facts that would require the Company or any of its Subsidiaries to issue or cause to be issued, any recall notice, market withdrawal notice, safety or Warning Letter, report or other notice or action disclosing an alleged defect or lack of safety or efficacy of any product; (iii) the Company and each of its Subsidiaries is in compliance in all material respects with the regulations for Medical Device Reporting set forth in 21 C.F.R. Part 803, or equivalent requirements issued by any other Governmental Authority; (iv) each product in current commercial distribution in the United States is a Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is currently covered by, a premarket notification owned and held exclusively by the Company or one of its Subsidiaries and in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder; and (v) the Company and each of its Subsidiaries has always promoted and continues to promote such products for uses that are within the scope of each Permit, and the Company and each of its Subsidiaries have not engaged in any off-label promotion, or promotion of Company Products without Permits, when such medical devices under FDCA must only be marketed with Permits (e.g., 510(k) premarket notification).

(h) Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational Device Exemption (“IDE”) or comparable Clinical Trial Application sponsored by the Company or any of its Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any medical device or component being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any supplier of components and materials to the Company is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, Untitled Letter, Warning Letter, seizure, import alert, injunction, prosecution, or other compliance or enforcement action relating to any Company Products or to the Company

Business. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All deficiencies and non-conformities discovered during internal audits and inspections have been corrected and resolved in all material respects.

(i) To the extent the Company or its Subsidiaries collects, uses, or discloses Personal Information, the Company or its Subsidiaries, as applicable, has in place publicly published privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with the requirements of: (i) all applicable Data Privacy and Security Laws; and (ii) all contractual obligations concerning the collection, use, and storage and disclosure of Personal Information. Neither the Company nor its Subsidiaries has been notified of any Legal Proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Data Privacy and Security Law, nor, to the Knowledge of the Company, has any such claim been threatened. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company or its Subsidiaries and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Data Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company or its Subsidiaries conduct their business. The Company and each of its Subsidiaries are not now, and have never been, subject to HIPAA (as either a “covered entity” or “business associate”) and are not a party to any business associate agreement, as defined by HIPAA.

(j) Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice and in accordance with Data Privacy and Security Laws that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Company or its Subsidiaries’ published privacy policies or contract to which the Company or any of its Subsidiaries is a party. With respect to the IT Systems, for the past three (3) years (i) none of the data (including Intellectual Property and Personal Information) that the Company or its Subsidiaries stores or processes has been corrupted to a material extent, and (ii) to the Knowledge of the Company, none of the Personal Information that the Company or its Subsidiaries stores or processes has been subject to a security breach or incident requiring notification under the applicable Data Privacy and Security Laws, including but not limited to, 45 C.F.R. Subpart D. The Company and its Subsidiaries have been, and are, in compliance with contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations) in all material respects.

(k) Other than as set forth in Section 2.12(k) of the Company Disclosure Schedule, there is no audit, proceeding, claim or investigation currently pending against the Company or its Subsidiaries by any Governmental Authority in respect of Personal Information. The Company and its Subsidiaries have made available to Radiant true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company and its Subsidiaries have made available to Radiant for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company’s or any of its

Subsidiaries’ material compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval or clearance of any Company Products.

2.13 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has timely (i) filed (taking into account any applicable extensions) all material Tax Returns that were required to be filed on or prior to the date hereof, as detailed in Section 2.13(a) of the Company Disclosure Schedule, and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes, whether or not shown on such Tax Returns, other than Taxes which individually or the aggregate are not reasonably expected to be material.

(b) There are no liens for Taxes (other than statutory liens for current Taxes or other governmental charges, assessments or levies that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements) on any assets of the Company or its Subsidiaries.

(c) Other than as set forth in Section 2.13(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other material dispute or claim concerning any Tax liability of the Company or any Subsidiary, in each case, for which written notice has been received. To the Knowledge of the Company, there are no material matters under discussion between the Company or any of its Subsidiaries and any Taxing Authority.

(d) Other than as set forth in Section 2.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect, other than customary extensions not to exceed six (6) months for which no approval is required. Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes from payments made or deemed made to any employee, independent contractor, creditor, shareholder, lender or other third party.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (i) any such agreement exclusively between or among the Company and/or its Subsidiaries and (ii) any other agreement (A) the primary purpose of which is not the allocation or payment of Tax liability and (B) that was entered into in the Ordinary Course of Business). Neither the Company nor any of its Subsidiaries is or may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any Person other than the Company and its Subsidiaries.

(g) During the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) None of the Company or its Subsidiaries has taken any action, or has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is treated as an association taxable as a corporation for U.S. federal income tax purposes. The Company is not, and has never been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, nor is it treated as a U.S. corporation pursuant to Section 7874(b) of the Code.

(i) All material related party transactions involving the Company are in compliance with applicable transfer pricing laws and regulations, are at arm’s length and are documented and reported with a proper transfer pricing study, in each case in accordance with applicable Tax Laws (including Section 85A of the Israeli Tax Ordinance and the regulations thereunder).

(j) None of the Company or its Subsidiaries has a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable foreign Tax Law) in any country other than the country of its formation. Neither the Company nor any of the Subsidiaries is or has ever been subject to Tax in any country other than their country of incorporation by virtue of being treated as a resident of that country.

(k) No written claim has been delivered to the Company or to any Subsidiary by a Taxing Authority, within the statutory limitation periods, in the jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction or required to file any Tax Return in that jurisdiction.

(l) The Company, and to the Knowledge of the Company, the holders of Company Share Capital (concerning the Company Share Capital held by them) are not subject to restrictions or limitations pursuant to Part E2 of the Ordinance or a related tax ruling.

(m) The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning VAT under the requirements of Israel Value Added Tax Law of 1975 or regulations thereunder. No Subsidiaries are required to effect Israeli VAT registration.

(n) Other than as set forth in Section 2.13(n) of the Company Disclosure Schedule, the Company has not requested or received a ruling from the ITA or any Israeli Governmental Authority on behalf of itself or any of its employees or shareholders. The Company has not undertaken any transaction that required or will require special reporting in accordance with Sections 131D, 131E and 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting)(Temporary Provisions), 2006 regarding aggressive tax planning, or any equivalent transaction which should be reported to any other Taxing Authorities.

(o) Except as set forth in Section 2.13(o) of the Company Disclosure Schedule, the Company is in compliance, in all material respects, with all terms and conditions of any tax exemptions, tax holiday or other tax reduction agreements, approvals or orders of any taxing authority. The Company has not been granted or has claimed any tax incentive under the laws of the State of Israel, including grants or claims of “approved enterprise”, “benefitted enterprise” or “preferred enterprise” status.

(p) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of every material Employee Program maintained by Company or any Subsidiary or with respect to which the Company or any Subsidiary has or may have any Liability (the “Company Employee Programs”), except for any Contract for the employment of any employee or engagement of any independent contractor that provides (i) base salary or fee at or below the amount of $200,000 on an annual basis, and (ii) any severance, retention bonus, change-in-control or similar type payment at or below the amount of $100,000 per employee. The Company does not have any ERISA Affiliate that maintains an Employee Program.

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been provided to Radiant: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of the Company, no event or omission has occurred with respect to the operation of any Company Employee Program that would reasonably be expected to cause such Company Employee Program to lose its tax-qualification or the tax-exempt status of its accompanying trust under Code Sections 401(a) and 501(a), respectively.

(d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, be material, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, which is not otherwise exempt, (ii) failure to operate and administer the Company Employee Programs in accordance with their respective terms and in compliance with ERISA and other applicable Laws, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued in all material respects.

(e) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, in the six (6) years prior to the Closing Date. None of the Company Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).

(f) Except as provided on Section 2.14(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any (i) agreement with any shareholder, director, employee or other service provider of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the Contemplated Transactions (either alone or in conjunction with any other event), including, without limitation, the increase in any payments, the forgiveness of any Indebtedness, the obligation to fund future benefits under any Company Employee Program or the requirement to pay any tax gross up payments, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event) or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not, individually or together with any other event or occurrence, obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance and has been operated and maintained in compliance with Section 409A of the Code in all material respects. Neither the Company nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.

(h) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employees or other service providers of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or Section 414 of the Code.

(iii) Each of the Company share incentive plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) or 102(b)(3) of the Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, all Company 102 Options and Company 102 Shares which were issued under any 102 Plan were and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant thereof only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee, and the due deposit of such Company 102 Options and Company 102 Shares with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable. The Company has complied with the requirements of Section 3(i) of the Ordinance with respect to grants to independent Israeli contractors or “Controlling Shareholders” (as defined in the Ordinance).

2.15 Labor and Employment Matters.

(a) Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, neither the Company (other than with respect to Extension Orders) nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, neither the Company (other than with respect to Extension Orders) nor any of its Subsidiaries is subject to, and during the past four (4) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, including any threatened to be brought or filed, with the Israeli National Labor Relations Board.

(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be material, (i) to the Knowledge of the Company, the Company or any of its Subsidiaries are in compliance in all material respects, and has been for the past four (4) years, with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, immigration, and wages and hours and equal pay, (ii) neither the Company or any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other individual agents who personally provide services to the Company during most of such individual agent’s working time, employed or used with respect to the operation of the Company Business and classified by the Company or any of its Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of its Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or

Company Contingent Workers; (iii) there are, and for the past four (4) years there have been, no outstanding grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, unpaid wages, or equal pay; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being, or has been in the past four (4) years, audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or any of its Subsidiaries is, or within the last four (4) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) to the extent that any Company Contingent Workers are employed, to the Knowledge of the Company, each of the Company or any of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (vii) the Company and its Subsidiaries have properly classified their respective U.S. employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, and its state law equivalents, including the California Labor Code, and all other relevant Laws; and (viii) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or its Subsidiaries under any workers’ compensation policy or long-term disability policy. None of the Company or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 or similar state, local and foreign laws relating to plant closings, relocations, mass layoffs or employment losses (the “WARN Act”), and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of its Subsidiaries. Except for Extension Orders the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. All employees are employed on an at-will basis (insofar as such employment practice is legally recognized under applicable Law) unless otherwise set forth in Section 2.15(b) of the Company Disclosure Schedule. The Company and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a completed and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each employee of the Company and its Subsidiaries.

(c) Section 2.15(c) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, the annual base salary, date of hire, business location, bonus, retention, and other incentive or contingent compensation amounts to be due and payable to such employee at the Closing and, with respect to employees of the Company who work in Israel (“Israeli Employees”), a description of social benefits to which the Israeli Employee is currently entitled, including, if applicable, managers insurance, pension funds and education funds (kranot hishtalmut). Section 2.15(c) of the Company Disclosure Schedule also contains a complete and accurate list of all current Company Contingent Workers, showing for each Company Contingent Worker such individual’s role in the Company Business, and fee or compensation arrangements.

(d) Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, to the Knowledge of the Company, during the year prior to the date hereof (i) no allegations of discrimination, harassment, or hostile work environment based on sex have been made against (A) any officer or director of the Company, (B) any employee of the Company or its Subsidiaries at the level of Vice President or above, or (C) any employee of the Company who, directly or indirectly, supervises at least three (3) other employees; and (ii) the Company has not entered into any settlement related to allegations of discrimination, harassment, or hostile work environment by an employee, director, officer, or Company Contingent Worker.

(e) Without limiting the generality of any other representation herein, and except as set forth in Section 2.15(e) of the Company Disclosure Schedule, with respect to each Israeli Employee: (i) the employment of such Israeli Employee is terminable by the Company upon no more than 30 days prior written notice under the termination notice provisions included in the applicable employment Contract with such Israeli Employee or applicable Law; (ii) all obligations of the Company to provide statutory severance pay to such Israeli Employee are in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) (the “Severance Pay Law”) and are fully funded (except for funding to be made in the ordinary course for the working month during which this Agreement was executed, or the Closing occurs, as applicable) or are accrued on the Company Financial Statements, and all Israeli Employees have been subject to the provisions of Section 14 of the Severance Pay Law with respect to their entire salary, as defined under the Severance Pay Law from the date of commencement of their employment with the Company, and the Company has been in full compliance with the requirements of a Section 14 Arrangement with respect to severance pay with respect to the full amount of such salary for which severance pay is due under the Severance Pay Law; (iii) no Israeli Employee’s employment by the Company, which requires any special license, permit or other authorization for the engagement or for the termination of such employment by any Governmental Authority is carried out without such special license, permit or other authorization; (iv) there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay even when not required under applicable Law, etc.); (v) all amounts that the Company or a Subsidiary of it that is an Israeli entity is legally or contractually required either (A) to deduct from such Israeli Employee’s salary or to transfer to such Israeli Employee’s pension or provident, life insurance, incapacity insurance, advance study fund (Keren Hishtalmut) or other similar funds or (B) to withhold from such Israeli Employee’s salary and benefits and to pay to any Israeli Governmental Authority as required by applicable Israeli Tax Law, have, in each case, been duly deducted, transferred, withheld and paid, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment (except for deduction, transfer, withholding and payments to be made in the ordinary course after the date of this Agreement or after the Closing, as applicable, for the working month during which this Agreement was executed, or the Closing occurs, as applicable).

2.16 Environmental Matters. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property; (b) none of the Company or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or its Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or its Subsidiaries pursuant to any Environmental Law; (c) none of the Company or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and (d) to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or its Subsidiaries pursuant to any Environmental Law.

2.17 Insurance. Section 2.17 of the Company Disclosure Schedule lists each insurance policy maintained by or on behalf of the Company and its Material Subsidiaries with respect to its and their properties, assets and business, together with a claims history for the past year. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and neither the Company nor any of its Subsidiaries has ever been (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. Except as set forth on Section 2.17 of the Company Disclosure Schedule, the Company does not have and has had no self-insurance or co-insurance program.

2.18 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of the Company or any of its Subsidiaries, under any such program.

2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedule describes any material transactions or relationships since January 1, 2016, between, on one hand, the Company or any of its Material Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Material Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company, (c) any investment funds that are affiliated with such executive officer or director or (d) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company or its Material Subsidiaries are not indebted to any director, officer or employee of the Company (except for amounts due as salaries and bonuses, other amounts due under employment agreements, retention agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer or employee is indebted to the Company.

2.20 Legal Proceedings; Orders. Except as set forth on Section 2.20 of the Company Disclosure Schedule, there is not pending any material Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (a) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company and/or any Subsidiary; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, in each case, except for any such Legal Proceedings that would not have, or reasonably be expected to have, a Company Material Adverse Effect. Other than with respect to the applicable Extension Orders, there is no Order to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Subsidiary of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company or any Subsidiary of the Company.

2.21 Anticorruption and Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries (including any of their respective employees, officers or directors) or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take during the past three (3) years any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, the Israeli Public Service Law (Gifts) – 1979, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (a) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any foreign government official (including appointed or elected officials, government employees, political parties, party officials, candidates for political office, and any officer, director or employee of any government entity), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (d) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.22 Warranty and Related Matters; Product Liability. The Company has made available to Radiant correct and complete copies of the Company’s standard written warranty or warranties for sales in the last three (3) years for any and all the Company Products. Except as set forth on Section 2.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any Warranty Claims. Except as disclosed on Section 2.22 of the Company Disclosure Schedule, and any Warranty Claims in the Ordinary Course of Business, the Company Products conform in all material respects to applicable product specifications, warranties and contractual commitments, and there are no material Product Liability Claims with respect to any Company Product. To the Knowledge of the Company, there is no reasonable basis for any present or future material Product Liability Claim against any of the Company or its Subsidiaries which could give rise to any material liability. No product prepared or manufactured by the Company or its Subsidiaries is or has been subject to any voluntary or involuntary market withdrawal or product recall during the past three (3) years and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a recall of products already manufactured by the Company or its Subsidiaries.

2.23 Inapplicability of Anti-takeover Statutes. No takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

2.24 Vote Required. The affirmative vote (or action by written consent) of (a) the holders of a majority of the Company Ordinary Shares and Company Preferred Shares, voting together as a single class (on an as-converted to Company Ordinary Shares basis), and (b) the holders of at least 67% of the outstanding shares of the Company Preferred Shares (other than the outstanding non-voting shares of the Company Preferred C-1 Shares), voting together as a single class (on an as-converted to Company Ordinary Shares basis), and (c) the holders of majority of each class of Preferred Shares (other than the outstanding non-voting shares of the Company Preferred C-1 Shares), in each case as outstanding on the record date for the Company Shareholder Meeting and entitled to vote thereon (the “Company Shareholder Approval”), is necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.25 No Financial Advisor. Except as set forth in Section 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

2.26 Financing Consent Letters. The Company has delivered to Radiant and Merger Sub executed copies of the Financing Consent Letters. The Financing Consent Letters, in the form so delivered to Radiant and Merger Sub, are in full force and effect and are legal, valid and binding obligations of the Company. The only conditions precedent or other contingencies related to the obligations of the parties to the Financing Consent Letters to provide the consents set forth therein are those expressly set forth in the Financing Consent Letters. As of the date of this Agreement, the Company has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Consent Letters required to be satisfied by the Company and within its control.

2.27 No Other Representations or Warranties; Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the Radiant Disclosure Schedule (a) each of Radiant and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and any such other representations and warranties are hereby expressly disclaimed, and none of the Company or its Representatives is relying on any representation or warranty of Radiant or Merger Sub except for those expressly set forth in this Agreement and the Radiant Disclosure Schedule and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement or the Radiant Disclosure Schedule. Notwithstanding the foregoing, nothing herein shall be deemed to apply to or limit in any way, the Company’s rights and remedies in the case of fraud.

Section 3. REPRESENTATIONS AND WARRANTIES OF RADIANT AND MERGER SUB

Radiant and Merger Sub represent and warrant to the Company as follows, except (i) as set forth in the written disclosure schedule delivered by Radiant to the Company (the “Radiant Disclosure Schedule”) and (ii) as otherwise disclosed or identified in the Radiant SEC Reports filed with the SEC and publicly available prior to the date hereof, without giving effect to any amendment to any such Radiant SEC report filed on or after the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of such Radiant SEC Reports and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature). The Radiant Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Radiant Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections herein.

3.1 Organization. Radiant is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware and each of Radiant’s Subsidiaries is a corporation or legal entity validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Radiant and each of its Subsidiaries have all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Radiant and each of its Subsidiaries are duly licensed or qualified to do business and, to the extent applicable, is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and, to the extent applicable, in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Radiant Material Adverse Effect. Merger Sub is a private company duly incorporated and validly existing under the Laws of Israel and is not a “defaulting company” as defined under the ICL.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Radiant consists of 300,000,000 shares of Radiant Common Stock and 10,000,000 shares of Radiant Preferred Stock. As of March 11, 2019, there were 40,767,012 shares of Radiant Common Stock issued and outstanding and no shares of Radiant Preferred Stock issued and outstanding. As of the date of this Agreement, there are no shares of Radiant Common Stock and no shares of Radiant Preferred Stock held in the treasury of Radiant. Radiant has no Radiant Common Stock or Radiant Preferred Stock reserved for issuance other than as described above and in Section 3.2(b) and Section 3.2(d). The outstanding shares of Radiant Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Radiant at the time at which they were issued and were issued in compliance with the Radiant Charter and Radiant Bylaws in effect upon such issuance and in accordance with all applicable Laws. Except as set forth in Section 3.2(a) of the Radiant Disclosure Schedule, Radiant does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Radiant to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Radiant Common Stock or any other equity security of Radiant or any Subsidiary of Radiant or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Radiant Common Stock or any other equity security of Radiant or any Subsidiary of Radiant or obligating Radiant or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilution rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any capital stock of Radiant. Other than the Radiant Charter and Radiant Bylaws and as set forth in Section 3.2(a) of the Radiant Disclosure Schedule, Radiant is not a party to or bound by or subject to any shareholder agreement or other agreement governing the relationships, rights and obligations of Radiant’s shareholders and is not subject to a shareholder rights plan or similar plan. As of March 11, 2019, there were 6,323,754 shares of Radiant Common Stock authorized for issuance under the Radiant Stock Option Plans, of which: (i) 3,975,649 shares of Radiant Common Stock are issuable upon exercise of all outstanding Radiant Stock Options, subject to adjustment on the terms set forth in the Radiant Stock Option Plans, (ii) 2,078,105 shares of Radiant Common Stock remain available for issuance under the Radiant Stock Option Plans, and (iii) 270,000 shares of Radiant Common Stock are issuable pursuant to restricted stock awards. Since March 11, 2019, Radiant has not issued any shares of its capital stock or other equity securities, or securities convertible into or exchangeable for such capital stock or other equity securities, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b) Section 3.2(a) of the Radiant Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Radiant Stock Option, (ii) the date each Radiant Stock Option was granted, (iii) the number and type of securities subject to each such Radiant Stock Option and the Radiant Stock Option Plan pursuant to which such option was issued, (iv) the expiration date of each such Radiant Stock Option, (v) number of vested Radiant Stock Options, (vi) the price at which each such Radiant Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Radiant Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Radiant Stock Options and (viii) the vesting schedule of each Radiant Stock Option. To the Knowledge of Radiant, each grant of a Radiant Stock Option was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of Radiant (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and to the Knowledge of Radiant the award agreement governing such grant (if any) was executed and delivered by each party thereto. Except as disclosed in Section 3.2(a) of the Radiant Disclosure Schedule, Radiant does not have any outstanding restricted stock or restricted stock units.

(c) As of the date of this Agreement, there are no shares of Radiant’s or any of its Subsidiaries’ capital stock outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.

(d) As of March 11, 2019, there were 272,211 shares of Radiant Common Stock and no shares of Radiant Preferred Stock issuable upon exercise of all outstanding Radiant Warrants. Section 3.2(d) of the Radiant Disclosure Schedule sets forth a true, correct and complete list, as of March 11, 2019, of (i) the name of the holder of each Radiant Warrant, (ii) the date each Radiant Warrant was issued, (iii) the number and type of securities subject to each Radiant Warrant, (iv) the price at which each Radiant Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of Radiant Common Stock and Radiant Preferred Stock issuable upon the exercise of such Radiant Warrant and (vi) whether any consent of the holders of Radiant Warrants shall be required to exercise or cancel such Radiant Warrants prior to the Effective Time.

(e) Section 3.2(e) of the Radiant Disclosure Schedule lists each Subsidiary of Radiant, as of the date of this Agreement and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Radiant and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Radiant has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Radiant to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Radiant (i) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by Radiant free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon Radiant or any of its Subsidiaries at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.

(f) The Radiant Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding share capital of Merger Sub, which consists of 1,000,000 ordinary shares, with a nominal value of NIS 0.01, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Radiant, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. As of the date of this Agreement, the copy of the Articles of Association of Merger Sub which has previously been made available to the Company is a true, correct and complete copy of such Articles of Association as currently in effect and Merger Sub is not in violation of any provision thereof.

3.3 Authority.

(a) Each of Radiant and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder. The Board of Directors of Radiant (i) has determined that the Merger is advisable, fair and in the best interests of Radiant and its shareholders, (ii) has approved this Agreement, the Merger and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of Radiant and its shareholders, (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of Radiant, and (iv) has duly authorized the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Except as explicitly provided in this Agreement, no other proceedings on the part of Radiant are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Merger and the Contemplated Transactions, other than the Radiant Shareholder Approval and the adoption of this Agreement by Radiant in its capacity as the sole shareholder of Merger Sub. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Radiant, and, assuming the due authorization, execution and delivery by the Company, this Agreement and the Ancillary Agreements constitute a valid and binding obligation of Radiant, enforceable against Radiant in accordance with their respective terms, subject to: (1) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b) The Board of Directors of Merger Sub (i) has determined that the Merger is advisable, fair and in the best interests of Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger, and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of Merger Sub and its sole shareholder, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, and (iv) has determined to recommend that the sole shareholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

3.4 Non-Contravention; Consents.

(a) The execution, delivery and performance by Radiant of this Agreement and the Ancillary Agreements and the performance by Radiant of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a material default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Radiant Material Contract, permit, license or authorization to which Radiant is a party or by which its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Radiant’s or its Subsidiaries’ organizational documents; or (iii) subject to obtaining the Radiant Shareholder Approval and compliance with the requirements set forth in Section 3.4(b), violate or result in a violation of, or constitute a default by Radiant (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any court or Governmental Authority applicable to Radiant or any of its Subsidiaries, provided, however that in the cases of clauses (i) and (iii) of this Section 3.4(a), except for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not material.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required by or with respect to Radiant or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Radiant or the consummation by Radiant of the Contemplated Transactions, except for: (i) obtaining the Radiant Shareholder Approval; (ii) the filings and notifications required by the ICL; (iii) receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in a Radiant Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) Radiant has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since September 1, 2017 (the forms, statements, reports and documents filed or furnished since September 1, 2017 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Radiant SEC Reports”). Each of the Radiant SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Radiant SEC Reports, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Radiant SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Radiant SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Radiant SEC Reports filed or furnished with the SEC subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.5(a), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, Radiant has timely responded to all comment letters of the staff of the SEC relating to the Radiant SEC Reports, and the SEC has not advised Radiant that any final reports are inadequate, insufficient or otherwise non-responsive. Radiant has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Radiant and any of its Subsidiaries, on the other hand, occurring since September 1, 2017 and will, reasonably promptly following receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. As of the date of this Agreement, none of the Radiant SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Radiant SEC Reports (the “Radiant Financial

Statements”) fairly present, in all material respects, the consolidated financial position of Radiant and its consolidated Subsidiaries as of its date, or, in the case of the Radiant SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Radiant and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Radiant SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Radiant SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(d) Radiant has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Radiant, such system is effective in providing such assurance. Radiant (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Radiant in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and such disclosure controls and procedures are effective (ii) has, to the extent required by Law, disclosed, based on the most recent evaluation of its chief executive officer and its principal financial officer prior to the date of this Agreement, to Radiant’s auditors and the Audit Committee of the Board of Directors of Radiant (and made summaries of such disclosures available to the Company) (A) (y) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Radiant’s ability to record, process, summarize and report financial information and (z) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Radiant’s internal controls over financial reporting. Each of Radiant and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Radiant has delivered or made available to the Company complete and correct copies of all material correspondence between the NASDAQ market and Radiant in the past twelve (12) months and any correspondence with respect to unresolved matters.

(e) Each of the principal executive officer of Radiant and the principal financial officer of Radiant (or each former principal executive officer of Radiant and each former principal financial officer of Radiant, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Radiant SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Radiant or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f) Neither Radiant or any of its Subsidiaries nor, to the Knowledge of Radiant, any director, officer, employee, or internal or external auditor of Radiant or any of its Subsidiaries has received or otherwise had or obtained constructive knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Radiant or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since September 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer or general counsel of Radiant, the Board of Directors of Radiant or any committee thereof, other than ordinary course audits or reviews of accounting policies or internal controls required by the Sarbanes-Oxley Act.

(g) Radiant has never been and is not an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

(h) From the time of Radiant’s initial public offering through the date hereof, the Company has been and is an “emerging growth company,” as defined in Rule 405 of the Securities Act.

(i) Radiant is eligible for use of a Form S-3 for the registration of any Radiant Common Stock to be issued pursuant to the transactions contemplated hereby.

(j) Radiant is, and since September 1, 2017 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ market, and (ii)  the applicable provisions of the Sarbanes-Oxley Act.

3.6 Absence of Changes. Since December 31, 2018, Radiant and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. During the period after December 31, 2018 and before the date of this Agreement:

(a) there has not been any change, event, circumstance or condition to the Knowledge of Radiant that, individually or in the aggregate, has had, or would reasonably be expected to have, a Radiant Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of Radiant’s capital stock, and Radiant has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Radiant’s capital stock;

(c) none of Radiant or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Radiant or any of its Subsidiaries;

(e) neither Radiant nor any of its Subsidiaries has, (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing, outside of the sale of inventory in the Ordinary Course of Business or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Radiant Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Radiant Products in the Ordinary Course of Business;

(g) there has been no notice delivered to Radiant or any of its Subsidiaries of any claim of ownership by a third party of any Radiant Intellectual Property owned or developed by Radiant or any of its Subsidiaries, or of infringement by Radiant or any of its Subsidiaries of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of Radiant or its Subsidiaries or any Contract entered or amended, providing for the grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of Radiant or its Subsidiaries, in each case, other than as required by law; (ii) entry into any employment, deferred compensation, severance, equity, pension, post-retirement or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee or other service provider of Radiant or its Subsidiaries; (iii) increase in the compensation, bonus or other benefits (including accelerated equity vesting) payable or to become payable to any employee or other service provider of Radiant or its Subsidiaries, except, with respect to (ii) and (iii) of this subsection (h), in the Ordinary Course of Business consistent with past practice, or as required by any preexisting plan or arrangement set forth in Section 3.6 of the Radiant Disclosure Schedule; or (iv) termination or resignation of any of the officers or key employees of Radiant or any of its Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing.

3.7 Title to Assets. Except with respect to Radiant Intellectual Property, which is covered in Section 3.9, each of Radiant and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said non-leased properties and assets are owned by Radiant or a Radiant Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Radiant’s audited consolidated balance sheet at December 31, 2018; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Radiant and its Subsidiaries, taken as a whole and (iii) Encumbrances described in Section 3.7 of the Radiant Disclosure Schedule. Merger Sub has not granted any Encumbrance that qualifies as a floating charge under the ICL and that restricts the right of Merger Sub to create or grant security interests.

3.8 Properties. Section 3.8 of the Radiant Disclosure Schedule sets forth a list of Radiant Leased Real Property. True and complete copies of all leases relating to Radiant Leased Real Property have been made available to the Company. With respect to each property listed on Section 3.8 of the Radiant Disclosure Schedule: (i) Radiant has a valid and enforceable leasehold interest to the leasehold estate in the Radiant Leased Real Property granted to Radiant pursuant to each pertinent lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (ii) each of said leases has been duly authorized and executed by Radiant and is in full force and effect; (iii) Radiant is not in material default under any of said leases, nor, to the Knowledge of Radiant, has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default by Radiant; and (iv) Radiant has not assigned subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such lease. Neither Radiant nor any of its Subsidiaries owns or has ever owned any real property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Radiant Disclosure Schedule contains a complete and accurate list of all (i) issued Patents or pending patent applications owned or controlled (i.e., exclusively licensed) by Radiant or any of its Subsidiaries or patents used or held for use by Radiant or any of its Subsidiaries in Radiant Business (“Radiant Patents”), all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, including material unregistered trademarks, tradenames, and service marks (“Radiant Marks”) and registered and material unregistered Copyrights owned or controlled by Radiant or any of its Subsidiaries or copyrights used or held for use by Radiant or any of its Subsidiaries in the Radiant Business (“Radiant Copyrights”), (ii) licenses, sublicenses or other Contracts under which Radiant or any of its Subsidiaries is granted rights by others in the Radiant Intellectual Property (“Radiant Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other Contracts under which Radiant or any of its Subsidiaries has granted rights to others in the Radiant Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Radiant Products in the Ordinary Course of Business (“Radiant Licenses-Out”). Schedule 3.9(a) sets forth (i) the jurisdictions in which each such item of Radiant Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, (ii) the registration or application date and serial or patent number, as applicable, and (iii) any pending oppositions to any of the Radiant Marks (registered or applied for).

(b) With respect to Radiant Intellectual Property (i) purported to be owned by Radiant or any of its Subsidiaries, Radiant or one of its Subsidiaries own the entire right, title, and interest in and to such Radiant Intellectual Property and (ii) purported to be licensed to Radiant or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Radiant Intellectual Property is the subject of an enforceable written license or other written Contract.

(c) Except as set forth in Section 3.9(c) of the Radiant Disclosure Schedule, the Radiant Intellectual Property is free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Radiant License-In, the express terms of a Radiant License-Out, , or Permitted Encumbrances granted by Radiant or any of its Subsidiaries.

(d) The Radiant Intellectual Property includes all of the material Intellectual Property used in the Ordinary Course of Business by Radiant and its Subsidiaries as currently conducted, and there are no other items of Intellectual Property that are material to the Ordinary Course of Business of Radiant and development, manufacturing, marketing, commercialization and sale of the Radiant Products, as currently conducted.

(e) To the Knowledge of Radiant, the Radiant Patents are (i) being diligently prosecuted or otherwise registered in the respective United States Patent & Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued and (ii) have been filed and maintained in accordance with applicable Laws.

(f) None of the Radiant Licenses-Out grant any third party exclusive rights to or under any Radiant Intellectual Property or grant any third party the right to sublicense any Radiant Intellectual Property without Radiant’s written consent or notice to Radiant.

(g) Except for those Patents listed in Section 3.9(g) of the Radiant Disclosure Schedule, to the Knowledge of Radiant, each of the Radiant Patents, properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Radiant Patent is issued or pending.

(h) No Radiant Patent is currently involved in any post grant review, inter partes review, interference, reissue, re-examination or opposition proceeding; to the Knowledge of Radiant, there is no patent or patent application of any third party that potentially interferes with a Radiant Patent.

(i) Except as set forth in Section 3.9(i) of the Radiant Disclosure Schedule (i) there are no material Legal Proceedings pending or, to the Knowledge of Radiant, threatened against Radiant or any of its Subsidiaries alleging that Radiant or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Third Party Intellectual Property; (ii) there are no material Legal Proceedings pending or threatened by Radiant or any of its Subsidiaries against any Person alleging infringement, misappropriation or other violation of any Radiant Intellectual Property; (iii) to the Knowledge of Radiant, the operation or conduct of the Radiant Business and development, manufacturing, marketing, commercialization and sale of the Radiant Products (including the use of the Radiant Intellectual Property), as currently conducted and conducted in the past has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no material Legal Proceeding asserted or, to the Knowledge of Radiant, threatened against Radiant or any of its Subsidiaries alleging Radiant’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person, and (iv) to the Knowledge of Radiant, no Person is currently infringing or otherwise violating any Radiant Intellectual Property. To the Knowledge of Radiant, there is no substantial basis for any claim that the operation of the Radiant Business and the development, manufacturing, marketing, commercialization and sale of the Radiant Products, as currently conducted, infringes, misappropriates, or otherwise violates, or will infringe, misappropriate or otherwise violate any Third Party Intellectual Property under the Laws of any jurisdiction.

(j) Other than as set forth in Section 3.9(j) of the Radiant Disclosure Schedule, none of Radiant or any of its Subsidiaries has any obligation to compensate any person for the use of any Radiant Intellectual Property; none of Radiant or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Third Party Intellectual Property by the use of Radiant Intellectual Property, except in connection with commercial off the shelf software or materials transfer agreements; there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of Radiant or any of its Subsidiaries to use any Radiant Intellectual Property, (ii) restrict the Radiant Business or development, manufacturing, marketing, commercialization and sale of the Radiant Products, in order to accommodate a Third Party Intellectual Property, or (iii) permit third parties to use any Radiant Intellectual Property.

(k) Except as set forth in Section 3.9(j) of the Radiant Disclosure Schedule, all former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Radiant Intellectual Property and all former and current employees of Radiant or any of its Subsidiaries have executed written instruments with Radiant or one or more of its Subsidiaries that assign to Radiant or its Subsidiary, all rights, title and interest in and to any and all of all such Intellectual Property arising from such employment or contractual arrangement, including, without limitation, inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Radiant Business or the Radiant Products and any Intellectual Property relating thereto (the “Radiant Created IP”). No such third party has retained any ownership rights with respect to such Radiant Created IP. Except as listed in Section 3.9(j) of the Radiant Disclosure Schedule, where a Radiant Patent is held by Radiant or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued. Each Person who has or has had any rights in or to any Radiant Created IP, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Radiant Created IP to Radiant or its Subsidiary. For clarity, Radiant Created IP is Radiant Intellectual Property.

(l) Radiant and its Subsidiaries have taken commercially reasonable security measures, consistent with customary practices in the industry in which it operates, to protect and preserve the secrecy, confidentiality and value of all Trade Secrets, if any, and confidential and proprietary information, owned by Radiant or any of its Subsidiaries or used or held for use by Radiant or any of its Subsidiaries in the Radiant Business and the development, manufacturing, marketing, commercialization and sale of the Radiant Products (the “Radiant Trade Secrets”), including, without limitation, causing each former and current employee and consultant of Radiant and its Subsidiaries and any other person with access to Radiant Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to the Company and pursuant to which such employees, contractors and consultants have agreed to hold all trade secrets and confidential and proprietary information of Radiant and the Subsidiaries in confidence both during and after their employment or engagement. To the Knowledge of Radiant and its Subsidiaries (i) no Person is in breach of their respective confidentiality agreement, and (ii) there has not been any disclosure of or access to any material Radiant Trade Secret to any Person in a manner that has resulted or is reasonably likely to result in the loss of Trade Secret in and to such information. All current and former employees and consultants of Radiant and the Subsidiaries having access to confidential or proprietary information of any of their respective customers or business partners have executed and delivered to Radiant an agreement regarding the protection of such confidential or proprietary information, to the extent required by such customers and business partners.

(m) To the Knowledge of Radiant, no current or former employee, consultant or independent contractor of Radiant or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Radiant or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Radiant or any Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No director, officer, employee, consultant, or other representative of Radiant or any of its Subsidiaries owns or, to the Knowledge of Radiant, claims any rights in any Radiant Intellectual Property.

(n) Except as provided in Section 3.9(n) of the Radiant Disclosure Schedule, no (i) government funding, (ii) facilities of a university, college, other educational institution or research or medical center, or (iii) funding from any Person (other than funds received in consideration for shares of Radiant Common Stock) was used in the development of the Radiant Intellectual Property. To the Knowledge of Radiant, no current or former employee of Radiant or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Radiant Intellectual Property, has performed services for any government, university, college or other educational institution or research or medical center during a period of time during which such employee was also performing services for Radiant or any Subsidiary.

3.10 Material Contracts. Section 3.10 of the Radiant Disclosure Schedule identifies the following Radiant Material Contracts in effect as of the date of this Agreement:

(a) the Radiant Leases and the Radiant Ancillary Lease Documents;

(b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Radiant or any of its Subsidiaries of, or pursuant to which in the last year Radiant or any of its Subsidiaries paid, in the aggregate, $500,000 or more;

(c) any Contract for the sale of materials, supplies, goods, services, equipment or other assets, excluding Radiant Products, for annual payments to Radiant or any of its Subsidiaries of, or pursuant to which in the last year Radiant or any of its Subsidiaries received, in the aggregate, $150,000 or more;

(d) any Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract other than agreements entered into with third parties for the incorporation of Subsidiaries, copies of which have been provided to the Company;

(e) any Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) any Contract for the employment of any employee or engagement of any independent contractor (i) that provides for base salary in excess of $100,000 on an annual basis, or (ii) that provides for severance, retention bonus, change in control or similar types of Contracts, other than Contracts that provide for severance, retention bonus, change in control or similar type Contracts at or below the amount of $100,000 per employee;

(g) all collective bargaining agreements or agreements with any labor organization, union or association to which Radiant is a party;

(h) any Contract which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Radiant or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Company, Radiant or any Affiliate of Radiant, is or would be conducted, or (ii) the scope of the business and operations of Radiant and its Subsidiaries, taken as a whole, in each case that would be material to Radiant and its Subsidiaries taken as a whole;

(i) any Contract with any officer, Radiant Key Employee or other employee of Radiant who develops or has developed any intellectual property of or for Radiant, or Radiant Contingent Worker of any of Radiant or its Subsidiaries containing noncompetition, non-solicitation, nondisclosure, assignment of inventions or confidentiality provisions;

(j) any Contract in respect of any Radiant Intellectual Property (including the distribution, licensing, marketing, advertising or sales thereof) that provides for annual payments of, or pursuant to which in the last year Radiant or any of its Subsidiaries paid or received, in the aggregate, $250,000 or more;

(k) any Contract with any healthcare professional or any employee of any healthcare professional, including, but not limited to, any Contract for advisory boards, pharmacy practice management, consulting services, electronic medical records or practice management that provides for annual payments of, or pursuant to which in the last year Radiant or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(l) any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Radiant or any of its Subsidiaries;

(m) any Contract with any Governmental Authority;

(n) any power of attorney, other than powers of attorney provided by Radiant and its Subsidiaries in the Ordinary Course of Business;

(o) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(p) any Contract with (i) an executive officer or director of Radiant or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members or (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Radiant or (iii) to the Knowledge of Radiant, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Radiant or its Subsidiaries);

(q) any Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Radiant or any of its Subsidiaries (whether by merger, stock sale, asset sale or otherwise) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice;

(r) any Contract containing any provisions requiring any of Radiant or its Subsidiaries to indemnify any other party, other than commercial Contracts entered into the Ordinary Course of Business consistent with past practices;

(s) except to the extent a Contract is described in the clauses above, any Contract not entered into in the Ordinary Course of Business in excess of $500,000; or

(t) any other agreement (or group of related agreements) the performance of which requires aggregate payments from Radiant or any of its Subsidiaries in excess of $500,000 or that is material to Radiant or its Subsidiaries.

Radiant has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Radiant Contracts, including all amendments thereto. There are no Radiant Material Contracts that are not in written form. Neither Radiant nor any Subsidiary of Radiant has, nor to the Knowledge of Radiant, has any other party to a Radiant Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Radiant or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (t) above or any Radiant Contract listed in Section 3.13(i) or Section 3.15 of the Radiant Disclosure Schedule (any such agreement, contract or commitment, a “Radiant Material Contract”) in such manner as would permit any other party to cancel or terminate any such Radiant Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. As to Radiant and its Subsidiaries, as of the date of this Agreement, each Radiant Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii)  rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.11 Absence of Undisclosed Liabilities. As of the date of this Agreement, neither Radiant nor any Subsidiary of Radiant has any Liability, individually or in the aggregate, except for: (a) Liabilities identified in the financial statements (including any related notes) contained or incorporated by reference in the Radiant SEC Reports; (b) normal and recurring current Liabilities that have been incurred by Radiant since the date of the most recent balance sheet included in the Radiant SEC Reports consolidated balance sheet in the Ordinary Course of Business, which are under $50,000 in the aggregate; and (c) Liabilities described in Section 3.13 of the Radiant Disclosure Schedule.

3.12 Compliance with Laws; Regulatory Compliance.

(a) Except as set forth in Section 3.12(a) of the Radiant Disclosure Schedule, each of Radiant and its Subsidiaries, and, to the Knowledge of Radiant, every director, officer, employee, agent, and Representative thereof, is and has been for the past three (3) years in material compliance with all applicable Laws (including, but not limited to, FDCA, Health Care Laws, and all trade laws, including import control and export laws, trade embargos and anti-boycott laws) and Orders. To the Knowledge of Radiant and its Subsidiaries, (i) no investigation by any Governmental Authority with respect to Radiant or any of its Subsidiaries is active and pending, and (ii) no Governmental Authority has indicated in writing or, to the Knowledge of Radiant, orally, an intention to conduct an investigation.

(b) Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Radiant Material Adverse Effect, each of Radiant and its Subsidiaries and, to the Knowledge of Radiant, their respective employees and agents, hold all Radiant Permits, including, but not limited to, all authorizations required under the FDCA, and the regulations of the FDA promulgated thereunder as well as the PHSA. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Radiant Material Adverse Effect, all such Radiant Permits are valid, and in full force and effect. Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Radiant Permit except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Radiant Material Adverse Effect. Each of Radiant and each of its Subsidiaries is in compliance in all material respects with the requirements associated with all Radiant Permits. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Radiant Permit.

(c) None of Radiant or its Subsidiaries, any director, officer, employee, nor, to the Knowledge of Radiant, any agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Radiant Regulatory Agency. None of Radiant or its Subsidiaries, any director, officer, employee, nor, to the Knowledge of Radiant, any agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable FDCA or Health Care Laws. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Radiant, threatened against Radiant or any of its Subsidiaries that relates to an alleged violation of FDCA or any Health Care Law and none of Radiant or any of its Subsidiaries is in receipt of written notice of any civil, criminal, administrative or other proceeding, notice or demand pending that relates to an alleged violation of FDCA or any Health Care Law. None of Radiant or its Subsidiaries, any director, officer, employee nor, to the Knowledge of Radiant, agent or Representative thereof, has engaged in any activity that would result in a material violation of any FDCA or Health Care Law. None of Radiant or any of its Subsidiaries nor, to the Knowledge of Radiant, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. There are no Orders or similar actions to which Radiant or any of its Subsidiaries any director, officer, employee, or, to the Knowledge of Radiant, agent or Representative thereof, are bound or which relate to Radiant Products, or alleged violation of any FDCA or Health Care Law. Radiant and its Subsidiaries are currently not, nor have ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.

(d) None of Radiant or any of its Subsidiaries nor, to the Knowledge of Radiant, any director, officer, employee, agent or Representative thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or, to the Knowledge of Radiant, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. Except as set forth in Section 3.12(d) of the Radiant Disclosure Schedule, to the Knowledge of Radiant, Radiant has not arranged or contracted with (by employment or otherwise) any individual or entity has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. Except as set forth in Section 3.12(d) of the Radiant Disclosure Schedule, no exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to Radiant is pending or, to the Knowledge of Radiant, is threatened against neither Radiant, nor any of Radiant’s respective officers, directors, equity holders, employees or agents acting on its behalf or for its benefit.

(e) Each of Radiant and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and Orders of the FDA and any other Radiant Regulatory Agency with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Radiant Products. To the Knowledge of Radiant, each of Radiant and its Subsidiaries has filed all required notices in accordance with FDCA and any other Laws, and made available to the Company copies thereof, of design defects, product problems, adverse events, injuries and deaths relating to Radiant Products. Except as set forth in Section 3.12(e) of the Radiant Disclosure Schedule, to the Knowledge of Radiant, all required pre-clinical studies conducted by or on behalf of Radiant or its Subsidiaries and Radiant-sponsored clinical trials (or clinical trials sponsored by Radiant or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the FDA’s current Good Manufacturing Practice as codified in the Quality System Regulation, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Company. To the Knowledge of Radiant, each clinical trial conducted by or on behalf of Radiant or any of its Subsidiaries with respect to Radiant Products has been and is being conducted in all material respects in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent, Institutional Review Board requirements and all other applicable requirements contained in 21 CFR Parts 312, 812, 50, 54, 56 and 11. To the Knowledge of Radiant, each of Radiant and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of design defects, product problems, adverse events, injuries and deaths relating to clinical trials conducted by or on behalf of Radiant or any of its Subsidiaries with respect to such Radiant Products.

(f) All applications, submissions, information and data utilized by Radiant or any of its Subsidiaries as the basis for, or submitted by or on behalf of Radiant or any of its Subsidiaries in connection with any and all requests for a Radiant Permit relating to Radiant or any of its Subsidiaries, when submitted to the FDA or any other Radiant Regulatory Agency, were, to the Knowledge of Radiant, true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Radiant Regulatory Agency.

(g) (i) Radiant and each of its Subsidiaries is in compliance in all material respects with the written procedures, record-keeping and FDA reporting requirements for Reports of Corrections and Removals set forth in 21 C.F.R. Part 806; (ii) neither Radiant nor any of its Subsidiaries has voluntarily or involuntarily issued or caused to be issued, or is aware of any facts that would require Radiant or any of its Subsidiaries to issue or cause to be issued, any recall notice, market withdrawal notice, safety or Warning Letter, report or other notice or action disclosing an alleged defect or lack of safety or efficacy of any product; (iii) Radiant and each of its Subsidiaries is in compliance in all material respects with the regulations for Medical Device Reporting set forth in 21 C.F.R. Part 803, or equivalent requirements issued by any other Governmental Authority; (iv) each product in current commercial distribution in the United States is a Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is currently covered by, a premarket notification owned and held exclusively by Radiant or one of its Subsidiaries and in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder; and (v) Radiant and each of its Subsidiaries has always promoted and continues to promote such products for uses that are within the scope of each Permit, and Radiant and each of its Subsidiaries have not engaged in any off-label promotion, or promotion of Radiant Products without Permits, when such medical devices under FDCA must only be marketed with Permits (e.g., 510(k) premarket notification).

(h) None of Radiant or its Subsidiaries nor, to the Knowledge of Radiant, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Radiant Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any IDE or comparable Clinical Trial Application sponsored by Radiant or any of its Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Radiant Product or any medical device or component being developed by any licensee or assignee of the Radiant Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Radiant Product. To the Knowledge of Radiant, none of Radiant or any of its Subsidiaries or any supplier of components and materials to Radiant is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, Untitled Letter, Warning Letter, seizure, import alert, injunction, prosecution, or other compliance or enforcement action relating to any Radiant Products or to the Radiant Business. To the Knowledge of Radiant, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All deficiencies and non-conformities discovered during internal audits and inspections have been corrected and resolved in all material respects.

(i) To the extent Radiant or its Subsidiaries collects, uses, or discloses Personal Information, Radiant and/or its Subsidiaries, as applicable, has in place publicly published privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf. Radiant and its Subsidiaries are, and have been for the past three (3) years, in material compliance with the requirements of: (i) all applicable Data Privacy and Security Laws; and (ii) all contractual obligations concerning the collection, use, storage and disclosure of Personal Information. Neither Radiant nor its Subsidiaries has been notified of any Legal Proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Data Privacy and Security Law, nor, to the Knowledge of Radiant, has any such claim been threatened. Radiant and its Subsidiaries have taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of Radiant or its Subsidiaries and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Data Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which Radiant or its Subsidiaries conduct their business.

(j) Radiant and each of its Subsidiaries have maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice and in accordance with Data Privacy and Security Laws that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with Radiant or its Subsidiaries’ published privacy policies or contract to which Radiant or any of its Subsidiaries is a party. With respect to the IT Systems, for the past three (3) years (i) none of the data (including Intellectual Property and Personal Information) that Radiant or its Subsidiaries stores or processes has been corrupted to a material extent, and (ii) to the Knowledge of Radiant, none of the Personal Information, that Radiant or its Subsidiaries stores or processes has been subject to a security breach or incident regarding Personal Information requiring notification under the applicable Data Privacy and Security Laws, including but not limited to, 45 C.F.R. Subpart D. Radiant and its Subsidiaries have been, and are, in compliance with contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations) in all material respects.

(k) Any database owned or used Radiant or its Subsidiaries that is required to be registered under any Data Privacy and Security Law, if any, has been duly registered and maintained, and there has been no unauthorized or illegal use of or access to any of the data or information in any of such databases. There is no audit, proceeding, claim or investigation currently pending against Radiant or its Subsidiaries by any Governmental Authority in respect of Personal Information.

(l) Radiant and its Subsidiaries have made available to the Company true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Radiant Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Radiant Regulatory Agency. Radiant and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or any other Radiant Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Radiant Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Radiant Regulatory Agency, or prepared by the FDA or any other Radiant Regulatory Agency or which bear in any way on Radiant’s or any of its Subsidiaries’ material compliance with regulatory requirements of the FDA or any other Radiant Regulatory Agency, or on the likelihood or timing of approval or clearance of any Radiant Products.

3.13 Taxes and Tax Returns.

(a) Each of Radiant and its Subsidiaries has timely (i) filed (taking into account any applicable extensions) all material Tax Returns that were required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes, whether or not shown on such Tax Returns, other than Taxes which individually or the aggregate are not reasonably expected to be material.

(b) There are no liens for Taxes (other than statutory liens for current Taxes or other governmental charges, assessments or levies that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Radiant Financial Statements) on any assets of Radiant or its Subsidiaries.

(c) Neither Radiant nor any of its Subsidiaries is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other material dispute or claim concerning any Tax liability of Radiant or any Subsidiary, in each case, for which written notice has been received. To the Knowledge of Radiant, there are no material matters under discussion between Radiant or any of its Subsidiaries and any Taxing Authority.

(d) Neither Radiant nor any of its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect, other than customary extensions not to exceed six (6) months for which no approval is required. Neither Radiant nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(e) Radiant and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes from payments made or deemed made to any employee, independent contractor, creditor, shareholder, lender or other third party.

(f) Neither Radiant nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (i) any such agreement exclusively between or among the Radiant and/or its Subsidiaries and (ii) any other agreement (A) the primary purpose of which is not the allocation or payment of Tax liability and (B) that was entered into in the Ordinary Course of Business). Neither Radiant nor any of its Subsidiaries is or may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any Person other than Radiant and its Subsidiaries.

(g) During the past two (2) years, neither Radiant nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) None of Radiant or its Subsidiaries has taken any action, or has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) All material related party transactions involving Radiant and its Subsidiaries are in compliance with applicable transfer pricing laws and regulations, are at arm’s length and are documented and reported with a proper transfer pricing study, in each case in accordance with applicable Tax Laws.

(j) None of Radiant or its Subsidiaries has a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable Tax Law) in any country other than the country of its formation. Neither the Radiant nor any of its Subsidiaries is or has ever been subject to Tax in any country other than their country of incorporation by virtue of being treated as a resident of that country.

(k) No written claim has been delivered to Radiant or to any of its Subsidiaries by a Taxing Authority, within the statutory limitation periods, in the jurisdiction where Radiant or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction or required to file any Tax Return in that jurisdiction.

3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the Radiant Disclosure Schedule sets forth a complete and accurate list of every material Employee Program maintained by Radiant or any Subsidiary or with respect to which Radiant or any Subsidiary has or may have any Liability (the “Radiant Employee Programs”), except for any Contract for the employment of any employee or engagement of any independent contractor that provides (i) base salary or fee at or below the amount of $100,000 on an annual basis, and (ii) any severance, retention bonus, change-in-control or similar type payment at or below the amount of $100,000 per employee. Radiant does not have any ERISA Affiliate that maintains a Radiant Employee Program.

(b) True, complete and correct copies of the following documents, with respect to each Radiant Employee Program, where applicable, have previously been provided to the Company: (i) all documents embodying or governing such Radiant Employee Program and any funding medium for the Radiant Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.

(c) Each Radiant Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of Radiant, no event or omission has occurred with respect to the operation of any Radiant Employee Program that would reasonably be expected to cause such Radiant Employee Program to lose its tax-qualification or the tax-exempt status of its accompanying trust under Code Sections 401(a) and 501(a), respectively.

(d) To the Knowledge of Radiant, there is no material failure of any party to comply with any Laws applicable with respect to the Radiant Employee Programs. Except as would not, individually or in the aggregate, be material, with respect to any Radiant Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, which is not otherwise exempt, (ii) failure to operate and administer the Radiant Employee Programs in accordance with their respective terms and in compliance with ERISA and other applicable Laws, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Radiant, threatened with respect to any such Radiant Employee Program. All payments and/or contributions required to have been made with respect to all Radiant Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued in all material respects.

(e) Neither Radiant nor any ERISA Affiliate of Radiant has maintained a Radiant Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, in the six (6) years prior to the Closing Date. None of the Radiant Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).

(f) Except as provided on Section 3.14(f) of the Radiant Disclosure Schedule, none of Radiant or any of its Subsidiaries is a party to any (i) agreement with any shareholder, director, employee or other service provider of Radiant or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Radiant or any of its Subsidiaries of the nature of any of the Contemplated Transactions (either alone or in conjunction with any other event), including, without limitation, the increase in any payments, the forgiveness of any Indebtedness, the obligation to fund future benefits under any Radiant Employee Program or the requirement to pay any tax gross up payments, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits; or (ii) agreement or plan binding Radiant or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event) or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Radiant made any such payment, and the consummation of the transactions contemplated herein shall not, individually or together with any other event or occurrence, obligate Radiant or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Radiant Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance and has been operated and maintained in compliance with Section 409A of the Code in all material respects. Neither Radiant nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.

(h) There is no current offering period under and pursuant to the terms of the 2017 Radiant Employee Stock Purchase Plan.

(i) For purposes of this Section 3.14:

(i) An entity “maintains” a Radiant Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Radiant Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Radiant Employee Program, or if such Radiant Employee Program provides benefits to or otherwise covers current or former employees or other service providers of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Radiant if it would have ever been considered a single employer with Radiant under ERISA Section 4001(b) or Section 414 of the Code.

3.15 Labor and Employment Matters.

(a) Neither Radiant nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Radiant, neither Radiant nor any of its Subsidiaries is subject to, and during the past four (4) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization.

(b) Except as set forth in Section 3.15(b) of Radiant’s Disclosure Schedule and except as would not, individually or in the aggregate, be material, (i) Radiant and its Subsidiaries are in compliance in all material respects, and has been for the past four (4) years, with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, immigration and wages and hours and equal pay; (ii) neither Radiant nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or individual agents who personally provide service to Radiant during most of such individual agent’s working time, employed or used with respect to the operation of the Radiant Business and classified by Radiant or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Radiant or any of its Subsidiaries through its respective payroll department (“Radiant Contingent Workers”), for any compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or Radiant Contingent Workers; (iii) there are, and for the past four (4) years there have been no outstanding grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of Radiant, threatened against Radiant or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, unpaid wages, or equal pay; (iv) none of the employment policies or practices of Radiant or any of its Subsidiaries is currently being, or has been in the past four (4) years, audited or investigated, or to the Knowledge of Radiant, subject to imminent audit or investigation by any Governmental Authority; (v) neither Radiant nor any of its Subsidiaries is, or within the last four (4) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) to the extent that any Radiant Contingent Workers are employed, to the Knowledge of Radiant, Radiant and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (vii) Radiant and its Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, and, its state law equivalents, including the California Labor Code, and all other relevant Laws; and (viii) there are no pending or, to the Knowledge of Radiant, threatened or reasonably anticipated claims or actions against Radiant or its Subsidiaries under any workers’ compensation policy or long-term disability policy. None of Radiant or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 or similar state, local and foreign laws relating to plant closings, relocations, mass layoffs or employment losses (the “WARN Act”), and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Radiant or any of its Subsidiaries. Neither Radiant nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree, with or citation by, any Governmental Authority relating to employees or employment practices. All employees are employed on an at-will basis (insofar as such employment practice is legally recognized under applicable Law) unless otherwise set forth in Section 3.15(b) of the Radiant Disclosure Schedule. Radiant and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a completed and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each employee of Radiant and its Subsidiaries.

(c) Section 3.15(c)(i) of the Radiant Disclosure Schedule contains a complete and accurate list of all employees of Radiant and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, annual base salary, date of hire, business location, and the total amount of bonus, retention, severance, and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 3.15(c)(ii) of the Radiant Disclosure Schedule also contains a complete and accurate list of all Radiant Contingent Workers showing for each Radiant Contingent Worker such individual’s role in the Radiant Business, fee or compensation arrangements and location.

(d) To the Knowledge of Radiant or its Subsidiaries, during the year prior to the date hereof (i) no allegations of discrimination, harassment, or hostile work environment based on sex have been made against (A) any officer or director of Radiant or its Subsidiaries, (B) any employee of Radiant or its Subsidiaries at the level of Vice President or above, or (C) any employee of Radiant or its Subsidiaries who, directly or indirectly, supervises at least three (3) other employees; and (ii) Radiant and its Subsidiaries have not entered into any settlement related to allegations of discrimination, harassment, or hostile work environment by an employee, director, officer, or Radiant Contingent Worker.

3.16 Environmental Matters. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Radiant Material Adverse Effect: (a) Radiant and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Radiant Leased Real Property; (b) none of Radiant or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Radiant or its Subsidiaries at or on the Radiant Leased Real Property that requires reporting, investigation or remediation by Radiant or its Subsidiaries pursuant to any Environmental Law; (c) none of Radiant or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Radiant, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and (d) to the Knowledge of Radiant, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Radiant Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Radiant or its Subsidiaries pursuant to any Environmental Law.

3.17 Insurance. Section 3.17 of the Radiant Disclosure Schedule lists each insurance policy maintained by or on behalf of Radiant and its Subsidiaries with respect to its and their properties, assets and business, together with a claims history for the past two (2) years. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and neither Radiant nor any of its Subsidiaries has ever been (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. Except as set forth in Section 3.17 of the Radiant Disclosure Schedule, Radiant does not have and has had no self-insurance or co-insurance program.

3.18 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Radiant or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Radiant, no basis exists for any Governmental Authority to seek payment or repayment from Radiant or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of Radiant or any of its Subsidiaries, under any such program.

3.19 Transactions with Affiliates. Except as set forth in the Radiant SEC Reports since the date of Radiant’s last proxy statement filed on April 26, 2018 with the SEC, no event has occurred that would be required to be reported by Radiant pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders. Except as set forth in Section 3.20 of the Radiant Disclosure Schedule, there is not pending any material Legal Proceeding and (to the Knowledge of Radiant) no Person has threatened to commence any Legal Proceeding: (a) that involves Radiant, any Subsidiary of Radiant or any director or officer of Radiant (in his or her capacity as such) or any of the material assets owned or used by Radiant and/or any Subsidiary; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, in each case, except for (i) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement following the date hereof or (ii) any such Legal Proceedings that would not have, or reasonably be expected to have, a Radiant Material Adverse Effect. There is no Order to which Radiant or any Subsidiary of Radiant, or any of the material assets owned or used by Radiant or any Subsidiary of Radiant, is subject. To the Knowledge of Radiant, no officer or other key employee of Radiant or any Subsidiary of Radiant is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Radiant Business or to any material assets owned or used by Radiant or any Subsidiary of Radiant.

3.21 Anticorruption and Anti-Bribery Laws. Neither Radiant nor any of its Subsidiaries (including any of their respective employees, officers or directors) or, to the Knowledge of Radiant, any third party acting on behalf of Radiant or any of its Subsidiaries, has taken or failed to take during the past three (3) years any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (a) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any foreign government official (including appointed or elected officials, government employees, political parties, party officials, candidates for political office, and any officer, director or employee of any government entity), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (d) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.22 Warranty and Related Matters; Product Liability. Radiant has made available to the Company correct and complete copies of Radiant’s standard written warranty or warranties for sales in the last two

(2) years for any and all of Radiant Products. Except as set forth in Section 3.22 of the Radiant Disclosure Schedule, neither Radiant nor any of its Subsidiaries has received any Warranty Claims. Except as disclosed on Section 3.22 of the Radiant Disclosure Schedule, the Radiant Products conform in all material respects to applicable product specifications, warranties and contractual commitments, and there are no Product Liability Claims with respect to any Radiant Product. To the Knowledge of Radiant, there is no reasonable basis for any present or future Product Liability Claim against any of Radiant or its Subsidiaries which could give rise to any material liability. No product prepared or manufactured by Radiant or its Subsidiaries is or has been subject to any voluntary or involuntary market withdrawal or product recall during the past two (2) years and, to the Knowledge of Radiant, no facts or circumstances exist that would reasonably be expected to result in a recall of products already manufactured by Radiant or its Subsidiaries.

3.23 Antitrust.

(a) Neither Radiant nor Merger Sub (or any affiliated entity, as would be deemed “affiliated” for the purposes of the Economic Competition Law, 5748-1988 and the regulations, rules, decrees and guidelines promulgated thereunder (the “Economic Competition Law”)) has any operations or business activities or “sales turnover” as defined in Section 17(a)(2) of the Competition Law and the regulations promulgated thereunder in the State of Israel.

(b) Neither Radiant nor Merger Sub (or any affiliated entity) has shares, options or other rights in any Israeli company.

(c) Neither Radiant nor Merger Sub (or any affiliated entity) has a “a place of business” in Israel, as such term is defined in the Guidelines of the General Director of the Israeli Competition Authority for Reporting and Evaluating Mergers Pursuant to the Competition Law. Particularly, neither Radiant nor Merger Sub (or any affiliated entity) has a sales office, agency, representative, factory, industry, agents, or distributors in Israel.

3.24 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Radiant and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Radiant Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Radiant Voting Agreements or any of the other Contemplated Transactions.

3.25 Vote Required. The affirmative vote of (a) the holders of the shares of Radiant Common Stock having voting power representing a majority of the outstanding shares of Radiant Common Stock and (b) the holders of a majority of the votes properly cast at the Radiant Shareholder Meeting are the only votes of the holders of any class or series of Radiant’s capital stock necessary to approve the Radiant Shareholder Proposals (the “Radiant Shareholder Approval”).

3.26 No Financial Advisor. Except as set forth in Section 3.26 of the Radiant Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Radiant or any Subsidiary of Radiant.

3.27 No Other Representations or Warranties; Disclaimer of Other Representations and Warranties. Each of Radiant and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the Company Disclosure Schedule (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger and any such other representations and warranties are hereby expressly disclaimed, and none of Radiant, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement and the Company Disclosure Schedule and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Radiant, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement or the Company Disclosure Schedule. Notwithstanding the foregoing, nothing herein shall be deemed to apply to or limit in any way, Radiant’s rights and remedies in the case of fraud.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries and (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of the foregoing, during the Pre-Closing Period, each party shall promptly make available to the other Party copies of: (a) any written materials or communications sent by or on behalf of a Party to all of its shareholders; (b) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions; (c) any non-privileged notice, pleading or settlement communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened material Legal Proceeding involving or affecting such Party; and (d) any notice, report or other document received by a Party from the FDA or any Governmental Authority.

Any investigation conducted by either Radiant or the Company pursuant to this Section 4.1 shall be conducted in such manner as to not interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access (a) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or (b) as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access provided, that in each such case, such Party shall use commercially reasonable efforts to cooperate with the other Parties and such Party’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that such Party and such Party’s Representatives may have access to such information without jeopardizing such privilege.

4.2 Operation of Radiant’s Business.

(a) Except as set forth in Section 4.2 of the Radiant Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) Radiant and each Subsidiary of Radiant shall conduct its business and operations in the Ordinary Course of Business and (ii) Radiant and each Subsidiary of Radiant shall use commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, regulators and other Persons having business relationships with Radiant or its Subsidiaries. Radiant covenants and agrees to use commercially reasonable efforts to maintain all rights to Radiant Intellectual Property and to not let any rights to Radiant Intellectual Property lapse or terminate, except in the Ordinary Course of Business or by operation of Law.

(b) During the Pre-Closing Period, Radiant shall promptly notify the Company in writing, of any event, condition, fact or circumstance that could reasonably be expected to prevent satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 on or before the Drop Dead Date. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Radiant contained in this Agreement or the Radiant Disclosure Schedule for purposes of Section 8.1 or any other provision of this Agreement.

4.3 Operation of the Company’s Business.

(a) Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless Radiant shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations (A) in the Ordinary Course of Business and (B) in material compliance with all applicable Laws; (ii) the Company and each Subsidiary of the Company shall use commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, regulators and other Persons having business relationships with the Company or its Subsidiaries; and (iii) the Company shall promptly notify Radiant of any Legal Proceeding against, relating to, involving or otherwise affecting this Agreement or the Contemplated Transactions.

(b) During the Pre-Closing Period, the Company shall promptly notify Radiant in writing, of any event, condition, fact or circumstance that could reasonably be expected to prevent satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 on or before the Drop Dead Date. No notification given to Radiant pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1 or any other provision of this Agreement.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated by this Agreement, including with respect to the Radiant Post-Closing Financing and the Radiant Shareholder Proposals, (ii) as set forth in Section 4.4(a) of the Radiant Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, neither Radiant nor Merger Sub shall, or shall cause or permit any Subsidiary of Radiant or Merger Sub to, do any of the following:

(i) issue, reserve for issuance, set aside or authorize any shares in the capital stock of Radiant or any of its Subsidiaries or any class of securities convertible or exchangeable into, or rights, warrants or options (subject to Section 5.5) to acquire, any such shares of capital stock or such convertible or exchangeable securities, except for issuing shares of Radiant Common Stock upon exercise of Radiant Stock Options outstanding under Radiant Stock Option Plans as of the date hereof or shares of Radiant Common Stock upon exercise of a Radiant Warrant outstanding as on the date hereof, in each case in accordance with the terms and conditions of the Radiant Plans, award agreement and/or warranty as applicable;

(ii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Radiant Common Stock from terminated employees of Radiant at actual cost);

(iii) amend the charter, certificate of incorporation, bylaws, articles of association or other charter or organizational documents of Radiant, Merger Sub or any Subsidiary of Radiant, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(iv) of the Radiant Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, authorize the issuance, sale, or grant, amend or modify or agree to amend or modify the terms of (including by changing any option expiration date, exercise period or vesting schedule) or make any commitments to do any of the foregoing: (A) any capital stock or other security (except for Radiant Common Stock issued upon the valid exercise of outstanding Radiant Stock Options); (B) any option, warrant, right or other award to acquire any capital stock or any other security; or (C) any instrument convertible into, exercisable or exchangeable for any capital stock or other security;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(vi) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure, or commitment therefor in excess of $500,000;

(vii) adjust or otherwise accelerate the vesting, exercisability or payment of, any Radiant Stock Options or Radiant restricted stock awards outstanding under Radiant Stock Option Plans as of the date hereof, and, other than as required by Law or any Radiant Employee Program: (A) adopt, establish or enter into or terminate any Radiant Employee Program; (B) cause or permit any Radiant Employee Program to be amended, terminated or rights thereunder to be accelerated, other than as required by Law; (C) hire any new employee or consultant or terminate any key employee (in each case, other than employees or consultants with a base salary or fee in an amount not exceeding $100,000 on an annual basis), or (D) grant, make or pay any severance, bonus or profit-sharing or similar payment (including any special or transaction payments) to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation, remuneration or benefits (including accelerated equity vesting) payable to, any of its directors, employees or consultants; in each case, except in the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets, properties or rights, or grant any Encumbrance with respect to such assets, properties or rights; in each case, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any material annual Tax accounting period; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes (other than the Withholding Tax Ruling and the Options Tax Ruling); apply for or enter into any ruling from any Tax authority with respect to Taxes; or surrender any right to claim a material Tax refund; in each case, except in the Ordinary Course of Business;

(x) enter into, amend or terminate any Radiant Material Contract other than in the Ordinary Course of Business;

(xi) settle any lawsuit, claim, action, suit, proceeding, investigation or other Legal Proceeding, whether civil, criminal, administrative or investigative, other than (A) for routine collection of bills or (B) for a breach of this Agreement;

(xii) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiii) apply for, negotiate or obtain a Governmental Grant;

(xiv) enter into a new line of business;

(xv) take any action to delist, deregister or any other action the effect of which would reasonably be expected to result in Radiant ceasing to be a reporting company;

(xvi) terminate or cancel any insurance coverage policy maintained by Radiant or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(xvii) agree to take, take or permit any Subsidiary of Radiant to take or agree to take, any of the actions specified in clauses (i) through (xv) of this Section 4.4(a); or

(xviii) fail to timely tender any fees or make any required prosecution or maintenance payments relating to any Radiant Intellectual Property or allow any material rights to Radiant Intellectual Property to lapse or terminate, except in the Ordinary Course of Business or by operation of Law.

(b) Except (i) as expressly contemplated by this Agreement, including with respect to the Radiant Post-Closing Financing, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Radiant (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) issue, reserve for issuance, set aside or authorize any shares in the capital stock of the Company or any of its Subsidiaries or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares of capital stock or such convertible or exchangeable securities except for issuing shares of Company Ordinary Shares upon exercise of Company Options outstanding under the Company Option Plan as of the date hereof or shares of the Company upon exercise of a Company Warrant;

(ii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Ordinary Shares from terminated employees of the Company at actual cost);

(iii) except as set forth in Section 4.4(b)(iii) of the Company Disclosure Schedule, amend the Company Charter or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iv) of the Company Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, authorize the issuance, sale, or grant, amend or modify or agree to amend or modify the terms of (including by changing any option expiration date, exercise period or vesting schedule) or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (A) any capital stock or other security (except for outstanding Company Share Capital issued upon the valid exercise of Company Options and/or Company Warrants,); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into, exercisable or exchangeable for any capital stock or other security;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(vi) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment therefor in excess of $500,000, in each case, other than pursuant to commitments and similar arrangements which are in existence as of the date hereof; provided that the Company may incur additional indebtedness of up to $4,000,000 under its existing credit facility with Madryn Health Partners, LP and its affiliates;

(vii) other than as required by Law or any Company Employee Program: (A) terminate any key employee (other than employees with a base salary in an amount not exceeding $100,000 on an annual basis); or (B) grant, make or pay bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation, remuneration or benefits (including accelerated equity vesting) payable to, any of its directors, employees or consultants (in each case, other than normal merit increases or annual bonuses to employees made in the Ordinary Course of Business);

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any material annual Tax accounting period; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes (other than the Options Tax Ruling and the Withholding Tax Ruling); or surrender any right to claim a material Tax refund;

(ix) enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(x) commence, threaten, litigate and/or settle a lawsuit, claim, action, suit, proceeding, investigation or other Legal Proceeding, whether civil, criminal, administrative or investigative, other than (A) for routine collection of bills, (B) for a breach of this Agreement or (C) in connection with Legal Proceedings disclosed in Schedule 2.20;

(xi) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii) enter into a new line of business;

(xiii) modify, terminate or cancel any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(xiv) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xv) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (xiv) of this Section 4.4(b).

4.5 Non-Solicitation by Radiant.

(a) Except as expressly permitted by this Section 4.5, without the prior written consent of the Company, none of Radiant, its Subsidiaries or any Representative of Radiant or any of its Subsidiaries shall directly or indirectly (i) initiate, solicit, propose, seek or knowingly encourage, facilitate or support any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to, a Radiant Acquisition Proposal (as defined below), (ii) engage in, continue, facilitate or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information or data to any Person in connection with, any inquiries, indications of interest, proposals or offers that constitute, or may reasonably be expected to lead to, a Radiant Acquisition Proposal, (iii) enter into any letter of intent, indication of interest, agreement in principle or other similar type of agreement relating to a Radiant Acquisition Proposal, or enter into any agreement or agreement in principle requiring Radiant to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing, (iv) approve, endorse or recommend any Radiant Acquisition Proposal, or (v) fail to include in the Proxy Statement the Radiant Recommendation; provided, however, that (x) Radiant and its Representatives may ascertain facts from the Person making an unsolicited Radiant Acquisition Proposal for the sole purpose of the Board of Directors of Radiant informing itself about the terms of such Radiant Acquisition Proposal and the Person that made it and (y) prior to the approval of the Radiant Shareholder Proposals at the Radiant Shareholder Meeting, Radiant may take the following actions in response to an unsolicited bona fide written Radiant Acquisition Proposal received from a third party after the date of this Agreement that the Board of Directors of Radiant has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Radiant Superior Offer: (A) furnish nonpublic information regarding Radiant to the third party making the Radiant Acquisition Proposal (a “Radiant Qualified Bidder”); and (B) engage in discussions or negotiations with the Radiant Qualified Bidder and its representatives with respect to such Radiant Acquisition Proposal; provided that (1) Radiant receives from the Radiant Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Company for informational purposes only), (2) Radiant promptly, and in any event within twenty-four (24) hours, supplies to Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Company, (3) neither Radiant nor any Subsidiary or Representative of Radiant or any Subsidiary has breached this Section 4.5, and (4) the Board of Directors of Radiant determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of Radiant under applicable Laws. Without limiting the generality of the foregoing, Radiant acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Radiant or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of Radiant or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.5(a) by Radiant.

(b) For purposes of this Agreement,

(i) “Radiant Acquisition Proposal” means any proposal, indication of interest or offer for (A) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Radiant or its Subsidiaries, (B) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of assets representing twenty five percent (25%) or more of the consolidated revenues, net income or assets of Radiant and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (C) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty five percent (25%) or more of the voting power of Radiant (including securities of Radiant currently beneficially owned by such Person); provided, however, that the term “Radiant Acquisition Proposal” shall not include (1) the Merger or the other transactions contemplated by this Agreement or (2) or the Radiant Post-Closing Financing; and

(ii) “Radiant Superior Offer” shall mean an unsolicited bona fide Radiant Acquisition Proposal (with all references to “twenty five percent (25%)” in the definition of Radiant Acquisition Proposal being treated as references to “seventy-five percent (75%)” for these purposes) made by a third party that the Board of Directors of Radiant determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Radiant Acquisition Proposal (including the financing terms and the ability of such third party to finance such Radiant Acquisition Proposal), (A) is more favorable from a financial point of view to the Radiant Shareholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Radiant Superior Offer pursuant to and in accordance with Section 4.5(d) or otherwise) and (B) is reasonably capable of being completed on the terms proposed without unreasonable delay.

(c) Except as otherwise provided in Section 4.5(d), neither the Board of Directors of Radiant nor any committee of the Board of Directors of Radiant shall (i) fail to make, withhold, withdraw, amend, qualify, change or publicly propose to withhold, withdraw, amend, qualify or change in a manner adverse to the Company, the Radiant Recommendation, (ii) knowingly make any public statement inconsistent with such recommendation, (iii) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, (iv) approve, adopt or recommend or propose publicly to approve, adopt or recommend any Radiant Acquisition Proposal, (v) make any public statement inconsistent with its recommendation, (vi) fail to include the Radiant Recommendation in the Proxy Statement or (vii) allow Radiant to execute or enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Radiant Acquisition Proposal (any action described in this sentence being referred to as a “Radiant Change of Recommendation”).

(d) Notwithstanding anything in this Section 4.5 to the contrary, if at any time prior to the approval of the Radiant Shareholder Proposals at the Radiant Shareholder Meeting, Radiant receives a Radiant Acquisition Proposal from a third party (which did not result from or arise out of or in connection with a breach of this Agreement) that the Board of Directors of Radiant determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Radiant Superior Offer and the Board of Directors of Radiant determines in good faith (after consultation with outside legal counsel and financial advisor) that failure to effect a Radiant Change of Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of Radiant under applicable Laws, the Board of Directors of Radiant may (i) effect a Radiant Change of Recommendation, and/or (ii) terminate this Agreement in accordance with Section 9.1(i) in order to enter into a definitive agreement for a Radiant Superior Offer; provided, however, that such actions may only be taken (A) at a time that is after the fourth (4th) Business Day following Company’s receipt of written notice from Radiant that the Board of Directors of Radiant and/or a committee thereof is prepared to take such action (which notice will specify the identity of the Person making such Radiant Superior Offer and a summary of the material terms of the applicable Radiant Superior Offer, including a copy of the proposed definitive agreement), and (B) at the end of such period, the Board of Directors of Radiant and/or a committee thereof determines in good faith, after taking into account all amendments or revisions to this Agreement proposed by Company and after consultation with Radiant’s outside legal counsel and financial advisors, that such Radiant Superior Offer remains a Radiant Superior Offer and (C) if requested by the Company during such four (4) Business Day period, Radiant engages in good faith negotiations with the Company to consider amendments to this Agreement proposed by the Company that would result in the offer that was determined to constitute a Radiant Superior Offer no longer constituting a Radiant Superior Offer. During any such four (4) Business Day period, the Company shall be entitled to deliver to Radiant one or more counterproposals to amend this Agreement so as to cause such Radiant Superior Offer to no longer be a Radiant Superior Offer (it being understood that any change in the purchase price or form of consideration in such Radiant Superior Offer shall be deemed a material modification and shall trigger a new notice and negotiation period as provided above, except that the four (4) Business Day notice period shall instead be equal to two (2) Business Days).

(e) Notwithstanding anything to the contrary in this Section 4.5, if, at any time prior to the approval of the Radiant Shareholder Proposals at the Radiant Shareholder Meeting, the Board of Directors of Radiant determines in good faith, after consultation with its outside legal counsel and financial advisors, that there has been a Radiant Intervening Event, the Board of Directors of Radiant may effect a Radiant Change of Recommendation if (i) Radiant notifies the Company, in writing, four (4) Business Days before making a Radiant Change of Recommendation that the Board of Directors of Radiant and/or a committee thereof intends to consider such action, which notice shall include a reasonably detailed description of the material facts and circumstances giving rise to the applicable Radiant Intervening Event, which notice shall not, by itself, constitute a Radiant Change of Recommendation, (ii) if requested by the Company during such four (4) Business Day period, Radiant engages in good faith negotiations with the Company to amend this Agreement in such a manner that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute a Radiant Intervening Event, and (iii) the Board of Directors of Radiant determines in good faith after taking into account all amendments or revisions to this Agreement proposed by the Company and, after consultation with its outside legal counsel and financial advisors, that the failure to make a Radiant Change of Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of Radiant under applicable Law. Radiant acknowledges and hereby agrees that any Radiant Change of Recommendation effected (or proposed to be effected) in response to or in connection with any Radiant Acquisition Proposal may be made pursuant to Section 4.5(d) only, and may not be made pursuant to this Section 4.5(e).

(f) Nothing contained in this Agreement shall prohibit Radiant or the Radiant Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Radiant or the Radiant Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Radiant is unable to take a position with respect to the bidder’s tender offer unless the Radiant Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law; provided further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Radiant Change of Recommendation unless the Radiant Board of Directors expressly publicly reaffirms the Radiant Recommendation (i) in such communication or (ii) within five (5)  Business Days after being requested in writing to do so by the Company.

4.6 Notification of Solicitation. Radiant shall notify the Company no later than twenty-four (24) hours after receipt of any Radiant Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the material terms and conditions of such Radiant Acquisition Proposal, and the identity of the offeror. Radiant shall keep the Company informed, on a current basis, of the status and material developments (including any changes to the terms) of such Radiant Acquisition Proposal.

4.7 Standstill. Radiant shall, and shall cause each of its Subsidiaries and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Radiant Acquisition Proposal.

4.8 Cooperation with Financing. Prior to the Closing, Radiant shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to provide, and shall cause its representatives, directors, officers, employees, consultants and advisors, including its legal and accounting advisors (in each case at the Company’s sole expense with respect to any reasonable, out-of-pocket and documented costs and expenses incurred by Radiant or its Subsidiaries in connection therewith) to provide, such cooperation as is reasonably requested by the Company in connection with causing the conditions in the Financing Consent Letters to be satisfied, including:

(a) furnishing to the Company and the other parties to the Financing Consent Letters, all reasonable financial and other pertinent information regarding Radiant and its Subsidiaries (including their businesses, operations and existing financial projections) as may be reasonably requested as promptly as reasonably practicable;

(b) executing and delivering definitive financing documents, including guarantee and collateral documents, currency or interest hedging arrangements and other certificates and documents as may be reasonably requested by the Company; provided that such documents shall only be effective at or after Closing;

(c) facilitating the pledging of collateral and reasonable cooperation in connection with the payoff of existing indebtedness for borrowed money of Radiant and its Subsidiaries and the release of related liens, provided further that such pledges, payoffs and releases shall only be effective at Closing;

(d) executing and delivering a certificate of the chief financial officer of such Party (solely on behalf of such Party and not in such person’s individual capacity) with respect to the solvency of Radiant and its Subsidiaries; provided that such documents shall only be effective at Closing;

(e) cooperating with requests for due diligence to the extent customary and reasonable and to the extent available to such Party and its Subsidiaries;

(f) providing reasonable access to Radiant’s and its Subsidiaries’’ current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements (including allowing access for field exams, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering and property condition reports); and

(g) at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about Radiant and each of its Subsidiaries as is reasonably requested in writing by the Party at least ten (10) Business Days prior to the Closing Date that is required to be delivered pursuant to paragraph 8 of Exhibit B to the Financing Consent Letter relating to “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

(h) Notwithstanding the foregoing, (x) nothing in this Section 4.8 shall require any such cooperation to the extent it would unreasonably interfere with the business or operations of Radiant and its Subsidiaries and (y) none of Radiant or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing Consent Letters or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing Consent Letters or any of the foregoing, in each case, that is effective prior to the Closing. For the avoidance of doubt, none of Radiant or its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Financing Consent Letters that is not contingent upon the Closing or that would be effective prior to the Closing. The Company shall indemnify and hold harmless Radiant and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel and other agents (each, an “Indemnified Party”) from and against any and all losses and reasonable out-of-pocket expenses suffered or incurred by them in connection with the Financing Consent Letters and the performance of their respective obligations under this Section 4.8 and any information utilized in connection therewith (except to the extent directly resulting from the gross negligence, willful misconduct and/or fraud of such Indemnified Party; provided, that Radiant and its respective Affiliates, and not the Company, shall be responsible for any general expenses incurred in connection with the transactions contemplated hereby to the extent such expenses are not exclusively related to the performance of such Indemnified Party’s obligations under this Section  4.8.

4.9 Non-Solicitation by the Company. Without the prior written consent of Radiant, none of the Company, its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall directly or indirectly (a) initiate, solicit, propose, seek or knowingly encourage, facilitate or support any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to, a Company Alternative Transaction (as defined below), (b) engage in, continue, facilitate or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information or data to any Person in connection with, any inquiries, indications of interest, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Alternative Transaction, (c) enter into any letter of intent, indication of interest, agreement in principle or other similar type of agreement relating to a Company Alternative Transaction, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing. For purposes of this Section 4.9, “Company Alternative Transaction” means any transaction involving (a) the direct or indirect sale, license, disposition or acquisition of any material portion of the business or assets of the Company or any of its Subsidiaries, (b) the direct or indirect issuance, grant, disposition or acquisition of (i) any shares of capital stock other equity security of the Company or any of its Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares of capital stock or other equity security of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other equity security of the Company or any of its Subsidiaries, or (c) any merger, consolidation, dissolution, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries, in each case with respect to the foregoing clauses (a) through (c), that could reasonably be expected to prevent or materially delay the consummation of the Merger on or before the Drop Dead Date.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents; Merger Proposal; Registration.

(a) As promptly as practicable after the date of this Agreement, (i) Radiant shall prepare and file with the SEC a proxy statement relating to the Radiant Shareholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Radiant, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Radiant Common Stock to be issued by virtue of the Merger. Each of Radiant and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Radiant Common Stock pursuant to the Merger. Each of Radiant, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Except with respect to any information regarding or provided by the Company, Radiant covenants and agrees that the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), as of the date it is mailed to its shareholders and as of the date of the Radiant Shareholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by the Company or its Subsidiaries to Radiant for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Radiant shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If Radiant, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Radiant Shareholders. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Radiant shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and consider in good faith comments reasonably proposed by the Company. Radiant will advise the Company, promptly after Radiant receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Radiant Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company shall reasonably cooperate with Radiant and provide Radiant, and use its reasonable best efforts to cause its Representatives to provide, Radiant and its Representatives, advisors, accountants and attorneys, with all information regarding the Company that is required by legal requirement to be included in the Form S-4 or reasonably requested from the Company to be included in the Form S-4 which information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances, under which they were made, not misleading.

(b) Subject to the ICL, as soon as reasonably practicable following the date of this Agreement, each of the Company and Merger Sub shall (and Radiant shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.1(b): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) reflecting the Merger, the Contemplated Transactions and this Agreement in a form complying with the ICL and reasonably acceptable to the Parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL; (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days of the calling of the Company Shareholder Meeting; (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar; (iv) (A) publish a notice to its creditors in a form acceptable to the Parties, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is delivered to the Companies Registrar, and (y) in a popular newspaper outside of Israel within three Business Days after the date on which the Merger Proposal is delivered to the Companies Registrar if required by applicable Law; (B) within four Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice, in a form acceptable to the Parties, by registered mail to all of its “Substantial Creditors” (as such term is defined in the Israeli Companies Regulations (Merger), 5760-2000 (the “Merger Regulations”)) of which the Company or Merger Sub, as applicable, is aware, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in clause (A) above and at such times stated in the notice referred to in clause (A) above; (C) if required under the ICL, send to the Company’s “workers committee”, if any, or display in a prominent place on the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) above), no later than three Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) above, but in any event no more than three (3) days following the date on which notice was sent to the creditors under clause (iii) above, inform the Companies Registrar, in accordance with Section 317(b) of the ICL and Regulation 5 of the Merger Regulations, that notice was given to their respective creditors under Section 318 of the ICL; (vi) not later than three (3) days after the date on which (x) the Company Shareholder Approval is received and (y) the sole shareholder of Merger Sub approves the Merger, the Contemplated Transactions and this Agreement, the Company or Merger Sub, as applicable, shall inform (in accordance with Section 317(b) of ICL) the Companies Registrar of such approval in a form acceptable to the Parties, and (vii) following fulfillment or waiver of all of the conditions for Closing set forth in Section 6, Section 7 and Section 8 of this Agreement, inform the Companies Registrar of such fulfillment or waiver and, in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, as the Company and Merger Sub shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date, as a condition to the Closing taking place. For purposes of this Section 5.1(b), “Business Day” shall have the meaning set forth in the Merger Regulations.

(c) Concurrently with the Company Shareholder Meeting, the sole shareholder of Merger Sub shall approve the Merger, the Contemplated Transactions and this Agreement.

5.2 Shareholder Approval.

(a) Company Shareholder Meeting. As promptly as practicable after the date of this Agreement (but not before the amendment of the Company Charter described in Section 4.4(b)(iii) of the Company Disclosure Schedule), the Company shall take all action necessary in accordance with applicable Laws and the Company Charter to call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholder Meeting”) to consider and vote on proposals to approve this Agreement, the Merger and the other Contemplated Transactions (collectively, the “Company Shareholder Proposals”). Notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Shareholder Meeting (i) with the consent of Radiant, (ii) for the absence of a quorum, or (iii) if the Company reasonably determines that the failure to adjourn, postpone or delay the Company Shareholder Meeting would be reasonably likely not to allow sufficient time for the distribution of any required or appropriate supplement or amendment to the Company Shareholder Meeting Notice. The Board of Directors of the Company has recommended that the Company Shareholders approve the Company Shareholder Proposals (the “Company Recommendation”). The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in material compliance with all applicable Laws. All materials (including any amendments thereto) submitted to the shareholders of the Company in accordance with this Section 5.2(a) shall be subject to Radiant’s review and the Company shall consider in good faith all reasonable comments proposed by Radiant.

(b) Radiant Shareholder Meeting. As promptly as practicable after the Registration Statement has been declared effective under the Securities Act, Radiant shall take all action necessary in accordance with applicable Laws and the Radiant Charter and Radiant Bylaws to promptly call, give notice of, convene and hold a meeting of the Radiant Shareholders (the “Radiant Shareholder Meeting”) to consider and vote on proposals to approve (i) an amendment to the Radiant Charter to effect a reverse stock split of the Radiant Common Stock at a ratio between 1 to 10 and 1 to 15 (the “Reverse Stock Split”), to be determined at the discretion of the Radiant Board of Directors, subject to the Radiant Board of Directors’ discretion to abandon such amendment, (ii) the issuance of the shares of Radiant Common Stock by virtue of the Merger and the Post-Closing Financing, (iii) an increase in the number of shares of Radiant Common Stock to the number necessary to issue the number of shares of Radiant Common Stock contemplated (1) by this Agreement and (2) by the Radiant Post-Closing Financing, and (iv) an amendment to Radiant’s 2017 Incentive Award Plan, as amended, increasing the amount of shares of Radiant Common Stock issuable thereunder with share amounts recommended by the Company’s Board of Directors or a committee thereof (collectively, the “Radiant Shareholder Proposals”) provided, that Radiant shall use commercially reasonable efforts to hold the Radiant Shareholder Meeting no later than sixty (60) days following the date that the Registration Statement has been declared effective under the Securities Act. In addition, in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Radiant shall seek advisory approval of a proposal to the Radiant Shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Radiant’s named executive officers in connection with the completion of the Merger. Notwithstanding anything else to the contrary herein, Radiant may postpone or adjourn the Radiant Shareholder Meeting (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if Radiant reasonably determines that the failure to adjourn, postpone or delay the Radiant Shareholder Meeting would not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Registration Statement or Proxy Statement, (iv) to allow additional solicitation of votes in order to obtain the Radiant Shareholder Approval or (v) in connection with a Radiant Change of Recommendation. Unless the Board of Directors of Radiant has effected a Radiant Change of Recommendation in accordance with Section 4.5 and terminated this Agreement to enter into a definitive agreement with respect to a Radiant Superior Offer pursuant to Section 9.1(i) and except as required under applicable Law, Radiant’s obligation to call, give notice of and hold the Radiant Shareholder Meeting in accordance with Section 5.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Radiant Acquisition Proposal, or by any Radiant Change of Recommendation. Except in the case of a Radiant Change of Recommendation made in compliance with Section 4.5(d) or Section 4.5(e), Radiant agrees that the Board of Directors of Radiant shall recommend that the

Radiant Shareholders approve the Radiant Shareholder Proposals (the “Radiant Recommendation”) and Radiant shall include such Radiant Recommendation in the Proxy Statement. Except in the case of a Radiant Change of Recommendation made in compliance with Section 4.5(d) or Section 4.5(e), Radiant shall use its commercially reasonable efforts to solicit from the Radiant Shareholders proxies in favor of the Radiant Shareholder Proposals and shall take all other action necessary or advisable to secure the Radiant Shareholder Approvals. Radiant shall ensure that all proxies solicited in connection with the Radiant Shareholder Meetings are solicited in material compliance with all applicable Laws. Radiant, in its capacity as the sole shareholder of Merger Sub, shall approve the Merger.

5.3 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement but no later than required by applicable Law, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Each Party shall utilize reasonable best efforts to cooperate fully with the other Party in promptly seeking to obtain all such required consents, authorizations, orders and approvals. The Parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. The Parties shall each use their reasonable best efforts to resist any assertion that the transactions contemplated hereby constitute a violation of antitrust or merger control Laws, rules or regulations. All filing fees which are due and owing upon respective filings under antitrust or merger control Laws shall be shared equally between the Company and Radiant. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority with respect to the Merger and the other Contemplated Transactions, in connection with the transactions contemplated by this Agreement shall be disclosed to counsel for the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (a) remove personally sensitive information, (b) remove references concerning the valuation of the Company and its Subsidiaries or Radiant and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (c) comply with contractual arrangements, (d) prevent the loss of a legal privilege or (e) comply with applicable Law. To the extent reasonably practicable, each Party shall give notice to counsel for the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority with respect to the Merger and the other Contemplated Transactions, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. In the event that any Legal Proceeding is commenced challenging the Merger or any of the other Contemplated Transactions under antitrust, competition or merger control Laws, and such Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of all or part of the Merger or the other Contemplated Transactions, the Parties shall cooperate with each other and use their respective best efforts to contest any such Legal Proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Contemplated Transactions; provided that nothing in this sentence shall require any Party to divest any assets it owns as of the date hereof to the extent such divestiture would have a material and adverse effect on the businesses of the combined company following consummation of the Merger, taken as a whole.

5.4 Company Options and Company Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time whether or not vested, shall be converted into and become an option to purchase

Radiant Common Stock, and Radiant shall assume the Company Option Plan and each such Company Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Ordinary Shares under Company Options assumed by Radiant shall thereupon be converted into rights with respect to Radiant Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Radiant may be exercised solely for shares of Radiant Common Stock; (ii) the number of shares of Radiant Common Stock subject to each Company Option assumed by Radiant shall be determined by multiplying (A) the number of shares of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Radiant Common Stock; (iii) the per share exercise price for the Radiant Common Stock issuable upon exercise of each Company Option assumed by Radiant shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Radiant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, each Company Option assumed by Radiant in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Radiant Common Stock subsequent to the Effective Time; and (B) Radiant’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Option assumed by Radiant. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Radiant Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of the Company Options that are Company 102 Options into options to purchase Radiant Common Stock shall be effected subject to and in accordance with the Options Tax Ruling and the Ordinance and applicable Law to ensure that the options to purchase Radiant Common Stock shall enjoy the tax benefits set forth in the Options Tax Ruling.

(b) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, shall be converted into and become a warrant to purchase Radiant Common Stock, and Radiant shall assume each such Company Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Ordinary Shares or Company Preferred Shares under Company Warrants assumed by Radiant shall thereupon be converted into rights with respect to Radiant Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Radiant may be exercised solely for shares of Radiant Common Stock; (ii) the number of shares of Radiant Common Stock subject to each Company Warrant assumed by Radiant shall be determined by multiplying (A) the number of shares of Company Ordinary Shares or Company Preferred Shares that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Radiant Common Stock; (iii) the per share exercise price for the Radiant Common Stock issuable upon exercise of each Company Warrant assumed by Radiant shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares or the Company Preferred Shares subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Radiant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Radiant in accordance with this Section 5.4(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Radiant Common Stock subsequent to the Effective Time.

(c) Radiant shall file with the SEC promptly following the Effective Time, a registration statement on Form S-8, for use by Radiant, relating to the shares of Radiant Common Stock issuable with respect to Company Options assumed by Radiant in accordance with Section 5.4(a).

(d) Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the Company Option Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.4.

(e) 15D Exemption. Radiant shall use its reasonable best efforts to obtain promptly following the Effective Time from the Israel Securities Authority (“ISA”) an exemption under Section 15D of the Israeli Securities Law, 5728-1968, such that the conversion and assumption of the Company Options by Radiant as set forth in Section 5.4(a) shall not be deemed to be an “offer to the public” under such law or require a prospectus approved by the ISA (the “15D Exemption”). The Company and Radiant shall cooperate to comply with the terms of the 15D Exemption.

(f) Following the Effective Time, Radiant will promptly enter into a warrant agreement with each holder of Company Warrants to reflect the exchange described in this Section 5.4 and such warrant agreement shall be consistent in all reasonable material respects with the terms and conditions of the Warrant Issuance Agreement, dated as of October 11, 2016, by and between the Company and Madryn Health Partners, LP (f/k/a Visium Healthcare Partners, LP), if such holder of Company Warrants is a party to such agreement.

5.5 Radiant Stock Options. At the Effective Time, each Radiant Stock Option or Radiant restricted stock award that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be continued and survive the Closing and remain outstanding in accordance with its terms without acceleration or adjustment under the terms of the Radiant Stock Option Plans by reason of the Contemplated Transactions.

5.6 Indemnification of Officers and Directors.

(a) Subject to applicable Law, from the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Radiant and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Radiant and its Subsidiaries or the Company and its Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Radiant or of the Company or any of their Subsidiaries (each, a “Proceeding”), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Subject to applicable law, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Proceeding from each of Radiant and the Surviving Company, jointly and severally, upon receipt by Radiant or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Radiant or the Surviving Company, as applicable, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The provisions of the Radiant Charter and Radiant Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Radiant that are presently set forth in the Radiant Charter and Radiant Bylaws shall not be amended, modified or repealed for a period of seven (7) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Radiant, unless such modification is required by applicable Law. To the extent permitted by applicable Law, the articles of association of the Surviving Company shall contain, and Radiant shall cause the articles of association of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Radiant Charter and Radiant Bylaws and the Company Charter. From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company Charter and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Radiant shall fulfill and honor in all respects the obligations of Radiant to D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Radiant Charter or Radiant Bylaws and pursuant to any indemnification agreements between Radiant and such D&O Indemnified Parties that were in effect prior to the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(b) From and after the Effective Time, Radiant shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Radiant. In addition, Radiant shall purchase, prior to the Effective Time, a seven-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Radiant’s existing directors’ and officers’ insurance policies and Radiant’s existing fiduciary liability insurance policies for the Persons who, as of the date of this Agreement are covered by Radiant’s existing directors’ and officers’ insurance policies and/or the Company’s existing directors’ and officers’ insurance, as applicable, in each case for a claims reporting or discovery period of at least seven years from and after the Effective Time.

(c) From and after the Effective Time, Radiant shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

(d) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Radiant and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Radiant or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Radiant or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Radiant shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.

(e) The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

5.7 Additional Agreements.

(a) Without limiting any other provision of this Agreement, including, without limitation, the conditions to the Closing in Sections 6, 7 and 8 and subject to Sections 5.3 and 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing but subject to Sections 5.3 and 5.7(b), each Party to this Agreement shall use commercially reasonable efforts to (i) make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; (iv) satisfy the conditions precedent to the consummation of this Agreement and (v) execute and deliver any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 5.3, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment or agree to any undertaking (to any Governmental Authority or otherwise) regarding its future operations.

(c) Each of Radiant and Merger Sub will take all actions necessary to (i) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the transactions contemplated hereby.

5.8 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Radiant may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Radiant in compliance with this Section 5.8.

5.9 Listing. At or prior to the Effective Time, Radiant shall use its reasonable best efforts to (a) cause the shares of Radiant Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market prior to the Effective Time and in a manner that does not delay the Effective Time and (b) maintain the continuous listing of the currently outstanding shares of Radiant Common Stock on the NASDAQ Capital Market or NASDAQ Global Market through the Effective Time. Radiant will promptly provide copies of any correspondence received from NASDAQ regarding the listing of Radiant Common Stock. The Company will cooperate with Radiant as reasonably requested by Radiant with respect to the listing application for the Radiant Common Stock and promptly furnish to Radiant all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) Radiant, Merger Sub and the Company shall use their respective commercially reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Radiant, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid (or cause to be paid) by Radiant when due, and Radiant will, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(d) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for rulings (collectively, the “Options Tax Ruling”) confirming that (i) the deemed transfer of the Company 102 Shares and payment or delivery of the Merger Consideration for such shares in accordance with Section 1.5(a)(i) and conversion of the Company 102 Options in accordance with Section 5.4(a) shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the Merger Consideration for the Company 102 Shares and options into which the Company 102 Options are converted (and shares issued upon the exercise thereof) are deposited with the 102 Trustee until the end of their applicable holding period under Section 102 of the Ordinance, (ii) the Merger Consideration for the Company 102 Shares and options into which the Company 102 Options are converted shall continue, after the Effective Time, to benefit from the provisions of Section 102 of the Ordinance and to qualify thereunder as grants made through a trustee pursuant to the capital gains tax route according to Section 102(b)(2) of the Ordinance, and (iii) the exchange of Company Options granted pursuant to Section 3(i) of the Ordinance for options to purchase shares of Radiant Common Stock shall not be subject to payment of Israeli Tax until the exercise of such Company Option (which ruling may be subject to customary conditions and adjustments regularly associated with such a ruling). The Company shall include in the request for the Options Tax Ruling a request to exempt Radiant, the Surviving Company, the Exchange Agent and their respective agents from any withholding obligation in relation to any payments and deliveries made with respect to any Company 102 Shares or the conversion of Company 102 Options. The Company shall use reasonable best efforts to obtain the Options Tax Ruling prior to the Closing. If the Options Tax Ruling is not granted prior to the Closing, or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Radiant, the Surviving Company, the Exchange Agent and their respective agents and any other Person acting on their behalf shall be exempt from Israeli withholding tax in relation to any payments and deliveries made with respect to any Company 102 Shares or the conversion of Company 102 Options to the Exchange Agent, the 102 Trustee or the Surviving Company in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references herein to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

(e) As soon as reasonably practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (collectively, the “Withholding Tax Ruling”) that (i) stipulates that the transfer of any Merger Consideration or consideration contemplated under Section 5.4 to the Exchange Agent or 102 Trustee is not subject to a tax withholding obligation, or clarifies that no such obligation exists; (ii) with respect to holders of record of Company Share Capital (other than Company 102 Shares), Company Options (other than Company 102 Options or any other Company Options covered by the Options Tax Ruling) and Company Warrants, in each case, that are non-Israeli residents (as defined in Israeli Tax Law), exempts Radiant, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including, without limitation, the Merger Consideration, or clarifies that no such obligation exists, all in accordance with the terms of the Withholding Tax Ruling; and (iii) with respect to holders of record of Company Share Capital (other than Company 102 Shares) and Company Options (other than Company 102 Options or any other Company Options covered by the Options Tax Ruling) and Company Warrants that are Israeli residents (as defined in Israeli Tax Law), (A) exempts Radiant, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including, without limitation, the Merger Consideration, or clarifies that no such obligation exists, in each case as of the Effective Time and/or (B) instructs Radiant, the Exchange Agent, the Surviving Company and their respective agents as to the dates upon which such withholding is to be executed and on how such withholding is to be executed with respect to holders of record of Company Share Capital (other than Company 102 Shares), Company Options (other than Company 102 Options or any other Company Options covered by the Options Tax Ruling) and Company Warrants and the rate or rates of withholding tax to be applied, in each case, in accordance with Section 104(H) of the Ordinance.

(f) Without limiting the generality of Section 5.10(d), and Section 5.10(e), each of the Company and Radiant shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling (including the Interim Options Tax Ruling) and the Withholding Tax Ruling. The final text of the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling and any application submitted to the ITA with respect to any Tax ruling, shall be subject to the prior written consent of Radiant or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling, as promptly as practicable. The Company shall keep Radiant reasonably informed of all material developments and events relating to the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling (including promptly forwarding copies to Radiant of any related correspondence, and shall provide Radiant with an opportunity to review and comment on any material correspondence before the Company sends such correspondence to the ITA).

(g) Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Directors and Officers.

(a) The Parties shall use reasonable best efforts and take all necessary action so that the Board of Directors of Radiant consists of nine (9) directors, out of which two (2) directors shall be identified by Radiant to the Company as the “Radiant Appointees” and seven (7) directors shall be identified by the Company to Radiant as the “Company Appointees”, each no later than fifteen (15) Business Days prior to filing of the Proxy Statement, to serve in such positions effective as of the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable Law. The Parties shall use reasonable best efforts to cause any other Persons being directors of Radiant to cease to hold such inconsistent position, including via termination of such Persons’ positions. If any Radiant Appointee or Company Appointee is unable or unwilling to serve as director of Radiant, the Party appointing such Person shall designate a successor; provided, however, the Parties acknowledge that so long as Radiant remains a public reporting company, the Board of Directors of Radiant will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Radiant hereunder will allow Radiant to comply with such applicable Law. Each new member of the Board of Directors of Radiant that was not a member of the Board of

Directors of Radiant immediately before the Effective Time shall enter into an indemnification agreement with Radiant, on a form to be mutually agreed between Radiant and Company (and absent such agreement, on Radiant’s form indemnification agreement), within fifteen (15) days of their appointment.

(b) No later than fifteen (15) Business Days prior to filing of the Proxy Statement, the Company will identify to the Board of Directors of Radiant, and prior to the Effective Time, the Board of Directors of Radiant will appoint, effective as of the Effective Time, the Persons who will serve as the officers of Radiant immediately following the Effective Time.

5.12 Section 16 Matters. Prior to the Effective Time, Radiant shall take all such steps as may be required to cause any acquisitions of Radiant Common Stock and any options to purchase Radiant Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Radiant, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Allocation Certificate. The Company will prepare and deliver to Radiant at least two (2) Business Days prior to the Closing Date (and may update same within two (2) Business Days of the Closing Date) a certificate signed by the Chief Financial Officer or Chief Administrative Officer of the Company in a form reasonably acceptable to Radiant setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Share Capital, Company Options and Company Warrants, (b) such holder’s name and address of record; (c) the number and type of Company Share Capital held and/or underlying the Company Options or Company Warrants as of the Closing Date for each such holder (including identifying whether such shares or options are Company 102 Shares and Company 102 Options, as applicable); and (d) the number of shares of Radiant Common Stock to be issued to such holder, or to underlie any Radiant Stock Option or Radiant Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Share Capital, Company Options and or Company Warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

5.14 Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Radiant shall (a) promptly advise the Company in writing of any shareholder litigation or investigation against it or its directors or officers relating to this Agreement, the Merger, or the Contemplated Transactions and shall keep the Company fully informed regarding such shareholder litigation and (b) give the Company the opportunity to participate in the defense or settlement of any shareholder litigation or investigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation or investigation without the Company’s written consent, which will not be unreasonably withheld, conditioned or delayed. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Reed Smith, Gornitzky & Co. or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any transaction litigation.

5.15 Confidentiality. The parties acknowledge that Radiant and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

5.16 Effect of Knowledge. The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, the rights of the Company to any remedy or any termination right under this Agreement or in law or equity or otherwise shall not be impacted or limited by any knowledge that the Company or any of its Representatives may have acquired, could have acquired or had reason to acquire, whether before or after the date hereof, nor by any investigation or diligence by the Company. Radiant and Merger Sub hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Company, and regardless of the results of any such investigation, the

Company has entered into this transaction in express reliance upon the representations, warranties, covenants and other agreements of Radiant and Merger Sub made in this Agreement.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no statute, rule, regulation, or order shall have been enacted, entered, enforced, or reasonably deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

6.2 Shareholder Approval. The Company Shareholder Proposals shall have been duly approved by the Company Shareholder Approval, and the Radiant Shareholder Proposals shall have been duly approved by the Radiant Shareholder Approval.

6.3 Effective Registration Statement and Proxy Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

6.4 Listing. The shares of Radiant Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market.

6.5 Statutory Waiting Periods. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub.

6.6 Equity Commitment Letter. The Equity Commitment Letter shall be in full force and effect on the Closing Date.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF RADIANT AND MERGER SUB

The obligations of Radiant and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Radiant, at or prior to the Closing, of each of the following additional conditions:

7.1 Accuracy of Representations. (a) Each of the representations and warranties (other than the Company Fundamental Representations and the Company Capitalization Representation) of the Company set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (b) the Company Fundamental Representations shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (c) the Company Capitalization Representation shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Officers’ Certificate. Radiant shall have received a certificate executed by a duly authorized officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following additional conditions:

8.1 Accuracy of Representations. (a) Each of the representations and warranties (other than the Radiant Fundamental Representations and the Radiant Capitalization Representation) of Radiant and Merger Sub set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Radiant Material Adverse Effect, (b) the Radiant Fundamental Representations shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (c) the Radiant Capitalization Representation shall be true and correct in all respects subject to de minimis inaccuracies on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Radiant or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by a duly authorized officer of Radiant confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied.

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Radiant who are not to continue as officers or directors of Radiant or Radiant’s Subsidiaries pursuant to Section 5.11 hereof.

(c) a payoff letter issued by Solar Capital Ltd., in a form reasonably satisfactory to the Company, not earlier than five (5) Business Days prior to the Closing Date, which (i) sets forth the amounts required to repay in full all Indebtedness owed to such holder on the Closing Date, (ii) sets forth the wire transfer instructions for the repayment of such Indebtedness to such holder, and (iii) provides for a release of all Liens granted by Radiant and its Subsidiaries to Solar Capital Ltd. or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness and the termination of all loan and collateral documentation evidencing such Indebtedness.

8.4 No Radiant Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Radiant Material Adverse Effect.

8.5 Tax Rulings. The Options Tax Ruling (or Interim Options Tax Ruling) and Withholding Tax Ruling shall have been obtained from the ITA and be in effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Shareholder Proposals by the Company’s shareholders and whether before or after approval of the Radiant Shareholder Proposals by Radiant’s shareholders and whether before or after approval of the Merger, the other Contemplated Transactions and this Agreement by the sole shareholder of Merger Sub, unless otherwise specified below):

(a) by mutual written consent of Radiant and the Company duly authorized by the Boards of Directors of Radiant and the Company;

(b) by either Radiant or the Company if the Merger shall not have been consummated by October 31, 2019 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, in the event the Registration Statement is still being reviewed or commented on by the SEC on the Drop Dead Date, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for one additional sixty (60) day period;

(c) by either Radiant or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Radiant or the Company if the Company Shareholder Approval shall not have been obtained within seventy (70) days of the date of the effectiveness of the Registration Statement;

(e) by either Radiant or the Company if (i) the Radiant Shareholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Radiant’s shareholders shall have taken a final vote on the Radiant Shareholder Proposals and (ii) the Radiant Shareholder Proposals shall not have been approved at the Radiant Shareholders Meeting (or at any adjournment or postponement thereof).

(f) by the Company (at any time prior to the approval of the Radiant Shareholder Proposals) if a Radiant Change of Recommendation shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Radiant or Merger Sub set forth in this Agreement, or if any representation or warranty of Radiant or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Radiant’s or

Merger Sub’s representations and warranties or breach by Radiant or Merger Sub is curable by Radiant or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Radiant or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) and (ii) Radiant or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy following delivery of written notice from the Company to Radiant or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach or inaccuracy by Radiant or Merger Sub is cured prior to such termination becoming effective);

(h) by Radiant, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that Radiant is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Radiant to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy following delivery of written notice from Radiant to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach or inaccuracy by the Company is cured prior to such termination becoming effective); or

(i) by Radiant in connection with Radiant entering into a definitive agreement to effect a Radiant Superior Offer, provided that, (i) Radiant has complied in all material respects with the requirements of Section 4.5 and (ii) concurrently with the termination of this Agreement, Radiant pays, or causes to be paid, the Termination Fee.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) subject to Section 9.3, the termination of this Agreement shall not relieve any Party from any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Radiant and the Company shall each pay fifty percent (50%) of all filing fees required to be paid to the SEC in connection with the Registration Statement, all NASDAQ listing fees and all proxy solicitation, printing and mailing costs.

(b) If (i) (A) this Agreement is terminated by Radiant or the Company pursuant to Section 9.1(b) or 9.1(e), or (B) if this Agreement is terminated by the Company pursuant to Section 9.1(g), (ii) at any time after the date of this Agreement and prior to the Radiant Shareholders Meeting a Radiant Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of Radiant and

(iii) within nine (9) months after the date of such termination, Radiant enters into a definitive written agreement with respect to a Subsequent Transaction and ultimately consummates such Subsequent Transaction (which, for the avoidance of doubt, may be consummated any time within, on or after nine (9) months after the date of such Agreement), then Radiant shall pay, or cause to be paid, to the Company, upon the consummation of such Subsequent Transaction, a nonrefundable fee in an amount equal to $1,115,000 (the “Termination Fee”), less any amounts previously paid by Radiant pursuant to Section 9.3(c).

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(e) or 9.1(g), then Radiant shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $200,000, by wire transfer of same-day funds within three (3) Business Days following the date of termination.

(d) If (i) this Agreement is terminated by Radiant pursuant to Section 9.1(i) or (ii) this Agreement is terminated by the Company pursuant to Section 9.1(f), then Radiant shall pay, or cause to be paid, to the Company, concurrent with such termination (in the case of clause (i), or within four (4) Business Days thereafter in the case of clause (ii), the Termination Fee.

(e) If Radiant fails to pay when due any amount payable by it under this Section 9.3, then (i) Radiant shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 9.3, and (ii) Radiant shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f) The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of the Company against Radiant and Radiant’s shareholders, directors, officers, affiliates and other representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Contemplated Transactions. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee, expanding the circumstances in which the Termination Fee is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Termination Fee or the Third Party Expenses are payable pursuant to this Section 9.3, being understood that such amounts are liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration. In no event shall Radiant be required to pay (x) both the Third Party Expenses or the Termination Fee (unless such Third Party Expenses previously paid by Radiant are deducted from the subsequently payable Termination Fee) or (y) either the Third Party Expenses or the Termination Fee payable pursuant to this Section 9.3 on more than one occasion.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Radiant contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Radiant at any time (whether before or after approval of the Company Shareholder Proposals by the Company’s shareholders and whether before or after approval of the Radiant Shareholder Proposals by Radiant’s shareholders and whether before or after approval of the Merger, the other Contemplated

Transactions and this Agreement by the sole shareholder of Merger Sub); provided, however, that after any such adoption and approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of the shareholders of such Party without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Radiant.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Confidentiality Agreement and the other agreements, schedules and exhibits referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction, except that (i) the internal affairs of the corporations party hereto that are organized and existing under the ICL and (ii) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the ICL; shall be construed, performed, governed and enforced in accordance with the Laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Israel. The Parties hereby acknowledge and agree that, to the fullest extent permitted by law, they intend that this Agreement be, and that it will be treated and construed as, a contract under seal under Delaware law.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties referred to in Section 5.6(a) to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day (four Business Days if sent internationally) after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Radiant or Merger Sub:

Restoration Robotics, Inc.

128 Baytech Drive San Jose, California 95134

Telephone: (408) 883-6888

Email: markh@restorationrobotics.com

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Latham &Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: 650-463-3014

Attention: Brian J. Cuneo, Esq.

Email: brian.cuneo@lw.com

and

Yigal Arnon & Co.

1 Azrieli Center

Tel-Aviv, Israel 6702101

Telephone: +972-2-623-9200

Attention: Barry Levenfeld

Email: barry@arnon.co.il

if to the Company:

Venus Concept Ltd.

255 Consumers Road, Suite 110

Toronto, ON M2J 1R4

Canada

Telephone: (877) 848-8430 ext 183

Attention: Domenic Di Sisto, General Counsel and Corporate Secretary

Email: Ddisisto@venusconcept.com

with copies (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Telephone: 212-549-0408

Attention: Mark G. Pedretti, Esq.

Email: mpedretti@reedsmith.com

Gornitzky & Co.

45 Rothschild Boulevard

Tel Aviv 6578403

Israel

Telephone: +972-3-710-9191

Attention: Chaim Friedland, Adv. and Oded Uni, Adv.

Email: friedland@gornitzky.com and odedu@gornitzky.com

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by Radiant and hosted by Donnelley Financial Solutions, or by the Company and hosted by OneHub, as applicable, in connection with this Agreement at least three (3) Business Days prior to the date hereof and/or, with respect to such information or materials of Radiant, was publicly available on the SEC EDGAR databased prior to the date hereof.

(f) References to “$” and “dollars” are to the currency of the United States.

(g) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(h) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

RESTORATION ROBOTICS, INC.

By:
Name:
Title:

RADIANT MERGER SUB LTD.

By:
Name:
Title:

VENUS CONCEPT LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

Definitions

“102 Amount” has the meaning set forth in Section 1.6(f).

“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Options and Company 102 Shares and consideration paid for such options and shares under this Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement and that expressly permits the Company or Radiant, as applicable, to comply with the terms of Section 4.5. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with a Party relating to a purchase of, or business combination with, such Party shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Allocation Certificate” has the meaning set forth in Section 5.13.

“Ancillary Agreements” means any other agreement referred to herein and contemplated hereby.

“Board of Directors” means the board of directors of either the Company or Radiant, as applicable.

“Book-Entry Shares” has the meaning set forth in Section 1.5(a)(i).

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions are authorized or required by Laws to be closed in New York, New York, or Israel.

“Certificate of Merger” has the meaning set forth in Section 1.2

“Certificates” has the meaning set forth in Section 1.5(a)(i).

“Clinical Trial Application” means a submission made to the applicable Radiant Regulatory Agency or Company Regulatory Agency, the purpose of which is to gain necessary clearance, licensure, or approval by such agency to lawfully distribute a product to perform a human clinical trial of such product that at the time of such submission is not otherwise lawfully able to be distributed or marketed in interstate commerce under the laws of the relevant jurisdiction.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Registrar” has the meaning set forth in Section 1.2.

“Company” has the meaning set forth in the Preamble.

“Company 102 Options” means Company Options subject to Section 102 of the Ordinance.

“Company 102 Shares” has the meaning set forth in Section 1.6(a).

“Company Alternative Transaction” has the meaning set forth in Section 4.9.

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Company Leased Real Property and having an aggregate annual value for each such ancillary agreement which exceeds $250,000.

“Company Balance Sheet” has the meaning set forth in Section 2.5.

“Company Business” means the business of the Company and any of its Subsidiaries as currently conducted and currently proposed to be conducted.

“Company Capitalization Representation” means the representations and warranties of the Company set forth in Section 2.2.

“Company Charter” means the articles of association of the Company, as amended and in effect on the date of this Agreement.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Created IP” has the meaning set forth in Section 2.9(k).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1, 2.3, 2.24 and 2.25.

“Company Intellectual Property” means all Intellectual Property owned or purportedly owned by or licensed to the Company or any of its Subsidiaries, used or held for use by the Company or any of its Subsidiaries in the Company Business or any Company Product, or developed for the Company or a Subsidiary by full or part time employees or consultants of the Company or the Subsidiaries. Company Intellectual Property includes, without limitation, Company Products, Company Patents, Company Marks, and Company Trade Secrets.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or its Subsidiaries that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company or its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, where the annual rent for each such lease, sublease or license exceeds $250,000.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Lock-Up Agreement” has the meaning set forth in the Recitals.

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or could reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations or prospects of the Company and its Subsidiaries (taken as a whole), except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (ii) changes in or affecting the industries in which the Company or its Subsidiaries operate to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (iii) changes, effects or circumstances resulting from the announcement of this Agreement; (iv) any change in GAAP, applicable accounting principles or applicable Law or the interpretation thereof after the date hereof to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (v) the commencement or continuation of war, terrorism or hostilities, or natural disasters or political events to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (vi) any change in the cash position of the Company which results from operations in the Ordinary Course of Business; (vii) any failure of the Company or any of its Subsidiaries to meet internal or published projections, forecasts, revenue or earnings predictions (it being understood, however, that any Effect causing or contributing to any such failure to meet projections, forecasts, revenue or earnings predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (viii) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement or (b) the ability of the Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement in all material respects.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Ordinary Share” means an ordinary share of the Company with a nominal value of NIS 0.001 each.

“Company Option” means an option to purchase Company Ordinary Shares issued under the Company Option Plan.

“Company Option Plan” means the Venus Concept Ltd. 2010 Employee Share Option Plan, as adopted by the Company, and as may be amended from time to time.

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” means all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from a Company Regulatory Agency.

“Company Preferred A Share” means a Series A Preferred share of the Company with a nominal value of NIS 0.001 each.

“Company Preferred B Share” means a Series B Preferred share of the Company with a nominal value of NIS 0.001 each.

“Company Preferred C Share” means a Series C Preferred share of the Company with a nominal value of NIS 0.001 each.

“Company Preferred C-1 Share” means a Series C-1 Preferred share of the Company with a nominal value of NIS 0.001 each.

“Company Preferred D Share” means a Series D Preferred share of the Company with a nominal value of NIS 0.001 each.

“Company Preferred Share” means a Company Preferred A Share, a Company Preferred B Share, a Company Preferred C Share, a Company Preferred C-1 Share and a Company Preferred D Share.

“Company Products” means the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries and all products or services currently under development by the Company or any of its Subsidiaries.

“Company Public Company Financials” means (a) the Company’s audited balance sheet at December 31, 2018 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2018 and December 31, 2017, (b) unaudited interim financial statements for each interim period completed prior to the Closing that would be required to be included in the Registration Statement and (c) any other financial statements of the Company as may be required to be included in the Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Proxy Statement and/or Registration Statement.

“Company Regulatory Agency” means the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, Manufacturing, supply or distribution of any of the Company Products necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted.

“Company Recommendation” has the meaning set forth in Section 5.2(a).

“Company Share Capital” means the Company Ordinary Shares and Company Preferred Shares.

“Company Shareholder” means each holder of Company Share Capital immediately prior to the Effective Time.

“Company Shareholder Approval” has the meaning set forth in Section 2.24.

“Company Shareholder Meeting Notice” means the notice of the Company Shareholder Meeting to be sent by the Company in accordance with the Company Charter and ICL.

“Company Shareholders” means the holders of the share capital of the Company immediately prior to the Effective Time.

“Company Trade Secrets” has the meaning set forth in Section 2.9(l).

“Company Voting Agreements” has the meaning set forth in the Recitals.

“Company Warrants” means the warrants listed on Section 2.2 of the Company Disclosure Schedule.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of December 8, 2018, by and between the Company and Radiant, as amended or modified.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).

“Data Privacy and Security Laws” means all applicable Laws relating to privacy, data protection, confidentiality, security, integrity and protection of Personal Information, including federal and state Laws (including but not limited to HIPAA) as well as consumer protection and anti-spam Laws and the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, each as amended, the Information Technology Act, 2000, the Israeli Privacy Protection Law, 1981 and related regulations and any applicable Laws, rules and regulations implementing the foregoing.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means U.S. Department of Justice.

“Drop Dead Date” has the meaning set forth in Section 9.1(b).

“Economic Competition Law” has the meaning set forth in Section 3.23(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Program” means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (b) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (a) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (c) all plans or arrangements providing compensation to employees and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), charge, right of first offer, right of first refusal, encumbrance, encroachment, servient easement, right of way, deed restriction, adverse claim, reversion, reverter, preferential arrangement or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Radiant, as the case may be, or any subsidiary, shareholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Israeli Hazardous Substances Law, 1993 and regulations promulgated thereunder, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“Equity Commitment Letter” means the Equity Commitment Letter attached hereto as Exhibit F, by and among Radiant, the Company and the Persons named therein, as amended or modified from time to time, pursuant to which such Persons have agreed to purchase the number of shares of Radiant Common Stock set forth therein in connection with the Radiant Post-Closing Financing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(i)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.6(a).

“Exchange Fund” has the meaning set forth in Section 1.6(a).

“Exchange Ratio” has the meaning set forth in Section 1.5(a)(i).

“Federal Health Care Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Financing Consent Letters” means (a) that certain commitment letter dated as of the date hereof by and among the Company, certain Subsidiaries of the Company, Madryn Health Partners, LP, as administrative agent and a lender and Madryn Health Partners (Cayman Master), LP (the “Madryn Financing Consent Letter”) and (b) that certain Consent dated as of the date hereof by and among the Material Subsidiaries and City National Bank of Florida, in each case, as amended, restated, supplemented or modified from time to time.

“Form S-4” has the meaning set forth in Section 5.1(a).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority, including by or on behalf of or under the authority of the OCS or affiliated authorities or programs (including without limitation the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise or factory status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” means any and all applicable criminal or civil health care Laws, including, and without limitation, the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1320a-7b(f)), the Israeli Public Health Ordinance – 1940, the Israeli National Insurance Law – 1995, the Israeli National Health Insurance Law – 1994; the Israeli Patients’ Rights Law – 1996, and any other state or federal or foreign Laws that govern activities in the healthcare industry.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and all implementing regulations.

“ICL” has the meaning set forth in the Recitals.

“IDE” has the meaning set forth in Section 2.12(h).

“Indebtedness” means payment obligations, including any accrued but unpaid interest, fees and other expenses, and including any call premium, prepayment or other penalty or premium or fee due upon repayment thereof, in respect of (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any liabilities under leases that are considered capital leases by the lessee or would be required to be capitalized under GAAP, (g) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn and not paid, (h) any indebtedness of the types described in this definition other than this clause (h) of another Person that is secured by an Encumbrance, (i) any payments, contingent or otherwise, including, but not limited to escrow amounts, holdback amounts or earn-out payments, for which a Person is or may be obligated to pay in connection with acquisitions by such Person and (j) the net termination cost of any interest rate swap, currency or commodity swaps or similar hedging instruments or arrangements,.

“Indemnified Party” has the meaning set forth in Section 4.8(h).

“Intellectual Property” means all right, title, and interest in or relating to intellectual property and know-how, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) patents and patent applications, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, inventions, discoveries and invention disclosures (whether or not patentable) (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, and other source or business identifiers and general intangibles of a like nature whether registered under either the Lanham Act or state law or not registered, including all common law rights thereto (to the extent transferable) and with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) copyrights in both published and unpublished works, and mask works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (d) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (f) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Interim Options Tax Ruling” has the meaning set forth in Section 5.10(d).

“Investment Center” means the Authority for Investment and Development of Industry and the Economy of the State of Israel (formerly known as the Investment Center) of the Israeli Ministry of Economy and Industry established under the Israel Law for the Encouragement of Capital Investments, 5719-1959.

“IRS” means the Internal Revenue Service of the United States.

“ITA” means the Israeli Tax Authorities.

“IT Systems” means the information and communications technologies used by a Party or any of its Subsidiaries, including hardware, software and networks.

“Key Employee” means each of Dom Serafino, Domenic DiSisto, Domenic Della Penna, Søren Maor Sinay, Bill Kelley, Anna Georgiadis, Yoni Iger, Boris Vaynberg, Glenn Normoyle, Melissa Kang, and Sean Carr.

“Knowledge of Radiant” means the actual knowledge of any of Ryan Rhodes, Mark Hair and Gabriele Zingaretti after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of the Company” means the actual knowledge of any of Dom Serafino, Domenic DiSisto, or Domenic Della Penna after due inquiry by each such individual of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) and including the laws of the State of Israel, or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, directive, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Manufacturing” includes (a) the qualification of suppliers and raw materials; (b) the purchasing, testing, qualification, storage, issuance and use of ingredients, raw materials, and components; (c) the generation of intermediate materials, bulk solutions, assemblies, and finished products; and (d) the testing, release, and distribution of finished products.

“Material Subsidiary” means each of Venus Concept USA Inc. and Venus Concept Canada Corp.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“NIS” means New Israeli Shekel.

“OCS” means the Israeli National Authority for Technological Innovation or any Person related thereto (including, for example, the Magnet Administration, the Incubator Administration, MATIMOP).

“Options Tax Ruling” has the meaning set forth in Section 5.10(d).

“Ordinance” means the Israeli Income Tax Ordinance New Version, 1961, and the rules and regulations promulgated thereunder.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Radiant, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” means Radiant, Merger Sub and the Company.

“Payor” means any Person that pays or reimburses the Company or its Subsidiaries any amounts for products sold, dispensed or distributed by Company or its Subsidiaries, including all commercial or private payor programs and all programs established and/or maintained by a Governmental Authority.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other governmental charges, assessments or levies that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in, with respect to the Company and its Subsidiaries, the Company Financial Statements and, with respect to Radiant and its Subsidiaries, the Radiant Financial Statements, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; and (d) licenses and other similar rights granted and obligations incurred in the Ordinary Course of Business that are not material to the operation of the applicable business, (e) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company or its Subsidiaries and being transferred to Radiant or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (f) with respect to Company Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Company Leased Real Property which are not attributable to the Company or its Subsidiaries. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company or its Subsidiaries as of the Closing will not be a Permitted Encumbrance.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personal Information” means (a) any information or data that can be used, directly or indirectly, alone or in combination with other information to identify an individual; (b) any other information or data relating to an identified or identifiable natural person (including, without limitation, name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, username and password combinations, customer account number, date of birth, government-issued identifier, Social Security number or other identification number, race, ethnic origin/nationality, photograph and mental or physical health or medical information, any persistent identifier that can be used to recognize a user over time and across different websites, or one or more factors specific to the physical, physiological, generic, mental, economic, cultural or social identity of that natural person, and (c) that is otherwise governed, regulated or protected by one or more Data Privacy and Security Laws.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proceeding” has the meaning set forth in Section 5.6(a).

“Product Liability Claim” means a written demand for money or services or injunctive relief reasonably likely to result in litigation or arbitration proceedings or result in a material pre-litigation or pre-arbitration settlement amount, or any civil proceeding or an arbitration proceeding or any appeal therefrom, relating to or resulting from a product defect, personal injury, bodily injury, or death, in each case as a result of the ownership, possession, or proper use of any Radiant Product or Company Product, as applicable.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Radiant” has the meaning set forth in the Preamble.

“Radiant Acquisition Proposal” has the meaning set forth in Section 4.5(b)(i).

“Radiant Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Radiant Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Radiant Leased Real Property.

“Radiant Business” means the business of Radiant and any of its Subsidiaries as currently conducted and currently proposed to be conducted.

“Radiant Bylaws” means the Amended and Restated By-laws of Radiant, as amended and in effect on the date of this Agreement.

“Radiant Capitalization Representation” means the representations and warranties of the Company set forth in Section 3.2(a).

“Radiant Change of Recommendation” has the meaning set forth in Section 4.5(c).

“Radiant Charter” means the Amended and Restated Certificate of Incorporation of Radiant, as amended and in effect on the date of this Agreement.

“Radiant Common Stock” means the common stock, par value $0.0001 per share, of Radiant.

“Radiant Contingent Workers” has the meaning set forth in Section 3.15(b).

“Radiant Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Radiant or any of its Subsidiaries is a party.

“Radiant Copyrights” has the meaning set forth in Section 3.9(a).

“Radiant Created IP” has the meaning set forth in Section 3.9(j)

“Radiant Disclosure Schedule” has the meaning set forth in Section 3.

“Radiant Employee Programs” has the meaning set forth in Section 3.14(a).

“Radiant Financial Statements” has the meaning set forth in Section 3.5(c).

“Radiant Fundamental Representations” means the representations and warranties of Radiant and Merger Sub set forth in Sections 3.1, 3.3, 3.25 and 3.26.

“Radiant Intellectual Property” means all Intellectual Property owned by Radiant or any of its Subsidiaries or used or held for use by Radiant or any of its Subsidiaries in the Radiant Business or any Radiant Product. Radiant Intellectual Property includes, without limitation, Radiant Products, Radiant Patents, Radiant Trade Secrets, Radiant Marks and Radiant Copyrights.

“Radiant Intervening Event” means a material event, circumstance, change, development or condition (other than a Radiant Acquisition Proposal) that affects the business, assets or operations of Radiant that occurs or arises after the date of this Agreement that (a) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Radiant (or to be refrained from being taken by Radiant) pursuant to, this Agreement and (b) was not known to, or reasonably foreseeable by, Radiant or the Board of Directors of Radiant as of the date of this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances, developments or conditions constitute a Radiant Intervening Event: (a) the receipt, existence, or terms of a Radiant Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Radiant Acquisition Proposal”; (b) any change in the price, or change in trading volume, of Radiant Common Stock (provided, however, that the exception to this clause or (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether a Radiant Intervening Event has occurred).

“Radiant Key Employee” means Mark Hair, Gabriele Zingaretti, Ryan Rhodes, Keith Sullivan, Gwen Drain and Tuan Le.

“Radiant Leased Real Property” means the real property leased, subleased or licensed by Radiant, or any Subsidiary thereof, that is related to or used in connection with the Radiant Business, and the real property leased, subleased or licensed by Radiant or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Radiant or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Radiant Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Radiant Leased Real Property.

“Radiant Licenses-In” has the meaning set forth in Section 3.9(a).

“Radiant Licenses-Out” has the meaning set forth in Section 3.9(a).

“Radiant Lock-Up Agreement” has the meaning set forth in the Recitals.

“Radiant Marks” has the meaning set forth in Section 3.9(a).

“Radiant Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or could reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations or prospects of Radiant and its Subsidiaries (taken as a whole), except that none of the following shall be taken into account in determining whether there has been a Radiant Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Radiant and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (ii) changes in or affecting the industries in which Radiant or its Subsidiaries operate to the extent they do not disproportionately affect Radiant and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (iii) changes, effects or circumstances resulting from the announcement of this Agreement; (iv) any change in GAAP, applicable accounting principles or applicable Law or the interpretation thereof after the date hereof to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (v) the commencement or continuation of war, terrorism or hostilities, or natural disasters or political events to the extent they do not disproportionately affect Radiant and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (vi) any change in the cash position of Radiant which results from operations in the Ordinary Course of Business; (vii) any failure of Radiant or any of its Subsidiaries to meet internal or published projections, forecasts, revenue or earnings predictions or any change in the price or trading volume of Radiant Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections, forecasts, revenue, earnings predictions or change in price or trading volume may constitute a Radiant Material Adverse Effect and may be taken into account in determining whether a Radiant Material Adverse Effect has occurred); or (viii) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement or (b) the ability of Radiant to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement in all material respects.

“Radiant Material Contract” has the meaning set forth in Section 3.10.

“Radiant Patents” has the meaning set forth in Section 3.9(a).

“Radiant Permits” means all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from any Radiant Regulatory Agency.

“Radiant Post-Closing Financing” means an acquisition of Radiant Common Stock to be consummated immediately following the Closing pursuant to the Equity Commitment Letter with aggregate gross proceeds to Radiant as set forth therein.

“Radiant Preferred Stock” means the preferred stock, par value $0.0001 per share, of Radiant.

“Radiant Products” means the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Radiant or any of its Subsidiaries and all products or services currently under development by Radiant or any of its Subsidiaries.

“Radiant Qualified Bidder” has the meaning set forth in Section 4.5(a).

“Radiant Recommendation” has the meaning set forth in Section 5.2(b).

“Radiant Regulatory Agency” means the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, Manufacturing, supply or distribution of any of the Radiant Products necessary for the lawful operating of the businesses of Radiant and each of its Subsidiaries as currently conducted.

“Radiant SEC Reports” has the meaning set forth in Section 3.5(a).

“Radiant Shareholder Approval” has the meaning set forth in Section 3.25.

“Radiant Shareholder Meeting” has the meaning set forth in Section 5.2(b).

“Radiant Shareholder Proposals” has the meaning set forth in Section 5.2(b).

“Radiant Shareholders” means the holders of the capital stock of Radiant immediately prior to the Effective Time.

“Radiant Stock Option Plans” means the Radiant 2005 Stock Plan, Radiant 2015 Equity Incentive Plan and Radiant 2017 Incentive Award Plan and Non-Employee Director Compensation Program, each as amended from time to time.

“Radiant Stock Options” means options to purchase Radiant Common Stock issued under any of the Radiant Stock Option Plans.

“Radiant Superior Offer” has the meaning set forth in Section 4.5(b)(ii).

“Radiant Trade Secrets” has the meaning set forth in Section 3.9(l).

“Radiant Voting Agreements” has the meaning set forth in the Recitals.

“Radiant Warrants” means the warrants listed on Section 3.2(d)of the Radiant Disclosure Schedule.

“Reed Smith” means Reed Smith LLP.

“Registration Statement” has the meaning set forth in Section 5.1.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Radiant or any of their respective Subsidiaries, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Radiant Acquisition Proposal (with all references to twenty-five percent (25%) in the definition of Radiant Acquisition Proposal being treated as references to 50% for these purposes).

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, severance, customs, transfer, capital stock and recording taxes and governmental charges in the nature of a tax, imposed by the IRS, the ITA or any other Taxing Authority (whether U.S. or non-U.S. including, without limitation, any U.S. or non-U.S. federal, state, county, local government or any subdivision or taxing agency thereof (including a United States or Israeli possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, inflation linkage differentials or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, other information or filing, or any amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Termination Fee” has the meaning set forth in Section 9.3(b).

“Third Party Intellectual Property” has the meaning set forth in Section 2.6(g).

“Transfer Taxes” has the meaning set forth in Section 5.10(c).

“Untitled Letter” means an official correspondence sent by the FDA to an individual or firm that is intended to cite regulatory violations that may not meet the threshold of regulatory significance to warrant a Warning Letter or request correction of the violations, and does not include a statement that warns the individual or firm that failure to promptly correct the violation may result in enforcement action.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions (including electronic mail) regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to Radiant, that is applicable to the payments to be made to any Company Shareholder, holder of Company Options and/or holder of Company Warrants pursuant to this Agreement stating that no withholding, or reduced withholding rate, of any Israeli Tax is required with respect to such payment or any providing other instructions regarding such payment or withholding tax or providing other instructions regarding such payment or withholding tax (including the transfer of the withholding Tax amount to a trustee).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 2.15(b).

“Warning Letter” means an official FDA correspondence notifying a firm or individual that FDA considers such firm or individual to be in violation of the FDCA, its implementing regulations, or other federal statutes, and is issued for violations of regulatory significance (i.e., violations that may lead to an FDA enforcement action if the documented violations are not promptly and adequately corrected) to allow such firm or individual to take voluntary corrective action.

“Warranty Claim” means a written demand for money or services reasonably likely to result in litigation or arbitration proceedings or result in a material pre-litigation or pre-arbitration settlement amount, or any civil proceeding or an arbitration proceeding or any appeal therefrom, relating to or resulting from a breach of warranty or guaranty.

“Withholding Tax Ruling” has the meaning set forth in Section 5.10(b).